UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )
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Deluxe Corporation
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PROXY STATEMENT
and notice of annual meeting of shareholders

Wednesday, April 26, 2023 at 3:00 p.m. Central Daylight Saving Time
www.virtualshareholdermeeting.com/DLX2023

March 13, 2023

Dear Deluxe shareholders,
Since January 2019, Deluxe has consistently communicated its goal of becoming a Trusted Payments and Data Company™. Thanks to the dedication and commitment of thousands of Deluxers, we have achieved that goal. 2022 marked our second consecutive year of organic revenue growth for the first time in more than a decade, and we generated the highest revenue in the company’s history. In the first half of 2023, we believe Payments will be our largest revenue business, further evidence of our transformation to a Trusted Payments and Data Company™.
Last year’s results demonstrate our continued commitment to putting customers as the driving force behind our future:
1.All four segments—Payments, Data Solutions, Promotional Solutions, and Check—hit or exceeded their revenue targets for 2022.
2.As a result of our continued innovation and investment in our Payments business, we secured key wins with several of the nation's largest financial institutions and launched 11 new products to provide a more robust offering to our Payments customers.
3.With our enterprise resource planning software going live in 2023, we took the last step in our “Six Flags” technology initiative. We've now completed the migration of legacy systems to more modern platforms, enabling us to more successfully cross-sell to our customers and streamline business efficiencies.
4.We continued to evolve our executive leadership team, including hiring Yogaraj Jeyaprakasam as Chief Technology and Digital Officer to further entrench a digital mindset at Deluxe, with technology at the forefront of everything we do.
As proud Deluxers, we continue to work side-by-side, fostering a culture that enables us to provide value to our employees, customers, partners, and shareholders.
Please join our virtual annual meeting on April 26, 2023. Even if you do not plan to attend, please submit your vote in advance to ensure your shares are represented at the meeting. Thank you for your continued support.
Sincerely,

Cheryl Mayberry McKissack Chair	Barry C. McCarthy President and CEO

Notice of 2023 Annual Meeting of Shareholders
We invite you to attend Deluxe Corporation's 2023 Annual Meeting of Shareholders, which will be conducted virtually. You will be able to attend the meeting, vote your shares electronically, and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/DLX2023 and by following the instructions in your proxy materials.
Date: Wednesday, April 26, 2023
Virtual Forum: www.virtualshareholdermeeting.com/DLX2023
Time: 3:00 p.m. CDT
Record Date: Monday, February 27, 2023
AGENDA
1.Election of nine directors to hold office until the 2024 annual meeting of shareholders;
2.Advisory vote on compensation of Named Executive Officers;
3.Advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers;
4.Approval of Amendment No. 1 to the Deluxe Corporation 2022 Stock Incentive Plan;
5.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
6.Take action on any other business that may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on February 27, 2023, are entitled to vote at the meeting and at any adjournment thereof. In this Proxy Statement, we refer to Deluxe Corporation as Deluxe, we, our, the company, or us. We are furnishing proxy materials to our shareholders over the Internet in an effort to expedite the delivery of proxy materials, reduce paper waste and save expense.
We are mailing the Notice of Internet Availability of Proxy Materials (Internet Notice) to shareholders of record beginning on or about March 13, 2023. The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online. In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.
It is important that your shares be represented at the annual meeting. Regardless of whether you plan to attend the virtual annual meeting, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense. You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement. Voting by telephone, the Internet or mail will not limit your right to vote at or to attend the virtual annual meeting.
A replay of the virtual annual meeting will be available at www.deluxe.com through May 19, 2023.

BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey L. Cotter
Chief Administrative Officer, Senior Vice President and General Counsel
March 13, 2023

Proxy
summary
This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement carefully before you vote.
2023 Annual Meeting Information

Date and Time:	Wednesday, April 26, 2023, at 3:00 p.m. Central Daylight Saving Time
Place:	Online at www.virtualshareholdermeeting.com/DLX2023
Approximate Mail Date:	Monday, March 13, 2023
Record Date:	Monday, February 27, 2023
Summary of Shareholder Voting Matters

Agenda Item	Board's Recommendation	Page Reference
Election of directors	FOR EACH NOMINEE	Page 13
Advisory vote on executive compensation	FOR	Page 54
Advisory vote on frequency of future advisory votes on executive compensation	ONE YEAR	Page 55
Approval of Amendment No. 1 to the 2022 Stock Incentive Plan	FOR	Page 56
Ratification of PricewaterhouseCoopers as our independent registered public accounting firm	FOR	Page 64
Our Director Nominees

Name	Age	Director since	Independent	Other current public company boards
William C. Cobb	66	2020	Yes	1
Paul R. Garcia	70	2020	Yes	2
Cheryl E. Mayberry McKissack	67	2000	Yes	0
Barry C. McCarthy	59	2018	No	0
Don J. McGrath	74	2007	Yes	0
Thomas J. Reddin	62	2014	Yes	2
Martyn R. Redgrave	70	2001	Yes	1
John L. Stauch	58	2016	Yes	1
Telisa L. Yancy	56	2021	Yes	0

Corporate Governance Highlights

Diverse Board Leadership	Annual Director Elections	Annual Board and Committee Evaluation Process

Stock Ownership Guidelines for Executive Officers and Directors	Regular Executive Sessions of Independent Directors	ESG Oversight

No Poison Pill	Corporate Governance Guidelines	Stock Hedging and Pledging Policies
Nominee Board Composition

>20% Female Representation	>30% Ethnic/Racial Diversity
Key Director Qualifications

Executive leadership	Payments expertise	Public company board experience	Transformation experience

Financial and accounting expertise	Management of large complex organizations	Marketing expertise	ESG expertise

Risk management oversight	Technology and cybersecurity expertise	Strategic planning expertise	Digital commerce experience
Shareholder Outreach
As a company, we are committed to both listening and being responsive to our shareholders. Our Compensation and Talent Committee carefully considers the results of the annual shareholder vote on the compensation of our named executive officers (NEOs), commonly referred to as Say on Pay. Throughout 2022, we continued our shareholder outreach campaign to identify views on our executive compensation programs and, where reasonable, implement changes that directly address any concerns. Several of these changes are described in more detail in this Proxy Statement on pages 30-31.
During the 2022 Annual Meeting of Shareholders, approximately 83% of votes were cast in support of our executive compensation programs, compared to an average of approximately 91.5% support over the last ten years. As part of our 2022 shareholder outreach campaign, we invited our largest 25 shareholders, representing approximately 76% of our outstanding shares, to discuss their views on, among other things, executive compensation; board diversity; disclosure; and environmental, social, and governance (ESG) measures. We met with shareholders representing nearly 19% of our outstanding shares. We will continue to maintain this active dialogue with shareholders and continue to elevate and integrate feedback into board discussions, including topics such as pay-for-performance and metrics that are used to determine short- and long-term incentive compensation. The participants in the outreach team consisted of our Compensation and Talent Committee Chair; Chief Human Resources Officer; Chief Administrative Officer, General Counsel and Corporate Secretary; and Vice President Total Rewards. As a part of the process, we also engaged MacKenzie Partners, Inc., as an advisor.
Fiscal 2022 Performance Highlights
In fiscal year 2022, we reported our second consecutive year of sales-driven growth, an achievement not seen in over a decade, inclusive of adjusted EBITDA margins of 18.7%. Sales driven growth, combined with the net full-year impact of our June 2021 acquisition of First American Payment Systems and May 2022 sale of our Australian web hosting business, resulted in revenue of $2.2 billion, an increase of 10.7% over the prior year. We reported net income of $65.5 million, compared to net income of $62.8 million for fiscal year 2021, and our adjusted EBITDA increased 2.5%, from $407.8 million in fiscal year 2021 to $418.1 million in fiscal year 2022. All four of our segments posted full-year revenue growth, primarily driven by volume and price increases. Our One Deluxe strategy continues to drive cross-selling within our customer base. While we continue to encounter macro-economic pressures, including supply chain issues, inflation, and high interest rates, we are encouraged by our continued momentum as we have transformed into a Trusted Payments and Data Company™. See Annex A for a reconciliation of adjusted EBITDA and adjusted EBITDA margin, both non-Generally Accepted Accounting Principle (GAAP) financial measures, to the most directly comparable GAAP financial measure.
Executive Compensation Summary
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes components of his 2022 compensation package, including 2022 compensation actions that are specific to him.

Pay Element	Key Features
Base Salary	•2022 annual base salary changed April 1, 2022, from $900,000 to $925,000
Annual Incentive Plan
•Target annual incentive payout for 2022 was $1,102,500, or 120% of actual base salary
•Actual annual incentive payout for 2022 was $1,323,000, or 120% of target
•Awards are paid in cash, with the option to defer into restricted stock units (RSUs), 50% of which are matched by the company, with a two-year cliff vesting schedule

Long-Term Equity Incentives	•For 2022, the target value of the long-term equity incentive award was $4.5 million (a 50/50 mix of RSUs and performance share units (PSUs)), an increase from $4.0 million in 2021
Long-Term Disability Plan
•Supplemental long-term disability insurance policy that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which Mr. McCarthy also participates

The table below describes the components of the 2022 compensation package for our NEOs generally.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth	•Base salary is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
Annual Incentive Plan	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of annual corporate goals
•Annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•Awarded based on the following goals: 50% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA, and 20% strategic initiatives, which are defined on page 35
•Awards are paid in cash, with the option to defer into RSUs, 50% of which are matched by the company, with a two-year cliff vesting schedule
•Annual incentive award targets are based on position and range from 75% to 120% of actual base salary and are capped at 200% of target value
•For 2022, target opportunity remained constant, and awards were paid out at 120% of target

Long-Term Equity Incentives
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target pay mix includes 50% PSUs, which vest based on two metrics: absolute (total revenue) and relative total shareholder return (TSR) (share price performance relative to peers in the Russell 3000, Commercial & Professional Services and Software Services GICS industries), and 50% time-based vesting RSUs

•Award sizes are targeted to median Peer Group levels and survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year total revenue and three-year TSR relative to our Peer Group
•2022 awards were targeted at or near the market median and were made considering individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in 401(k) savings plans and non-qualified compensation deferral plans
Environmental, Social, and Governance Matters
We care deeply about our employees, our customers, our environment, and the social fabric of the communities we serve, and with the support of our board, our executive leadership team strives to build programs to further these purposes. At the management level, our ESG matters are coordinated by our Vice President, Regulatory Counsel and Chief Compliance Officer, who regularly engages with executive leadership and the board on ESG issues and who is responsible for:
•regularly assessing ESG priorities to determine the topics our stakeholders find most pressing;
•working with enterprise leadership to weave ESG-related priorities into our business operations, including sourcing and supply chain operations, human resource management, and managing our real estate portfolio; and
•managing ESG-related goals and our ESG data, measurement, and reporting.
Inclusion
Under the board’s oversight and guidance, we have taken significant actions to enhance our diverse and inclusive culture, protect and train our employees, and maintain our reputation as a great place to work. We believe that our culture of diversity, equity, and inclusion is a competitive advantage and that it enhances our ability to attract and retain talent. We continually strive to improve the attraction, retention, and advancement of diverse employees to grow and sustain talent that represents the communities in which we operate. We continue our commitment to diversity, equity, and inclusion through our sustained and targeted efforts to recruit, develop, and retain employees representing diverse groups.
Some recent examples of our commitment to diversity, equity, and inclusion include:
•33% of our directors identify as from diverse backgrounds, including the independent Chair of our board, who is a woman of color.
•In 2020, our CEO, Barry McCarthy joined the CEO Action for Diversity and Inclusion coalition. The goal of the coalition is to create and maintain environments, platforms, and forums where all employees feel comfortable reaching out to colleagues to gain greater awareness of each other’s perspectives and experiences. With more than 1,000 CEOs in the coalition, work is focused on cultivating workplaces that support open dialogue on complex and difficult conversations about equality and inclusivity.
•In 2020, we formed our Employee Resource Committee and established four employee resource groups (ERGs) dedicated to fostering inclusion and diversity. Since 2020, we have grown our programs and now offer eight ERGs, including for our African American; Pacific Islander, Middle Eastern, Asian; disabled; Hispanic and Latino; veteran; LBGTQI+; parent; and female employee populations. Each group has a senior management-level leader who champions its cause and offers support. Since 2020, our ERGs have provided over 100 hours of programming, and hundreds of our employees regularly participate in ERG meetings and activities.
•Since 2020, we have recognized Rev. Dr. Martin Luther King, Jr. Day, Juneteenth, and Veterans Day as company-wide holidays.
•Beginning in 2021, we added diversity to our formal strategic initiatives. As part of this commitment, we began including diversity measures in our Annual Incentive Plan.
•In 2020, we and our Deluxe Corporation Foundation (Foundation) partnered with the National Urban League and awarded a grant of $500,000 to be paid over three years. A one-year extension and additional $200,000 grant was approved in 2022 to be paid in 2023. Additionally, our leadership continues to work with the National Urban League to create targeted volunteer opportunities nationally to leverage our employees’ talents to support racial justice and equality.
•Since 2020, our Women’s ERG has hosted an annual “Unlocking Your Potential” conference, offering a free event targeted at women, but open for anyone looking to learn, grow, and get inspired through sessions ranging from resilience and wellbeing to inclusion and diversity.
•In 2022, we were named to the Honor Roll as part of St. Catherine University’s annual report of The Minnesota Census of Women in Corporate Leadership. We have been included on this list each year since the inception of the award in 2008.
•In 2022, we earned the honor of becoming a Yellow Ribbon Company, a designation awarded by the state of Minnesota to those companies meeting the top criteria for supporting veterans and their families.
•In 2022, we earned a top score of 100 on the Disability Equality Index and were named a “Best Place to Work for Disability Inclusion” for the third year in a row.
•In 2022, The Human Rights Campaign Foundation’s Corporate Equality Index recognized our company as a Best Place To Work For LGBTQ+ Equality.
Employee Well-being
Well-being in our organization is about having a holistic commitment to provide resources and support for our employees so that they can deliver for customers and shareholders. We listen to our employees and we heard them when they asked for more help. Because of this, we increased our offering of programs to benefit our employees and support work environments that encourage growth, innovation, and productivity. As the world went online in 2020, medicine did too. Starting in 2022, our employees and eligible dependents enrolled in our medical plans all have access to telemedicine providers as part of those plans. In addition to telemedicine, our medical benefits include paying up to $10,000 for covered individuals to travel for plan-covered medical care not available near their homes. Other of our benefits include paid parental leave and infertility, adoption, and surrogacy assistance. We also partnered with Care.com to offer services for employees to find tutors, nannies, children’s daycare, and eldercare, allowing employees to have access to back-up day care days for children, adults, and pets, expert assistance in finding care, and free on-demand tutoring for grades K-12 plus college. Through our W.R. Hotchkiss Foundation, we provide $1 million each year in scholarships for the dependents of our employees to continue their education in college or vocational programs. We offer an Employee Assistance Program through Magellan Health that offers employees and their household members free confidential counseling on issues such as managing stress, parenting, coping with grief, and working through life changes. We also offer employees tuition assistance and travel assistance, and qualified long-term employees have the opportunity to take a sabbatical. Beginning in 2023, we will be offering unlimited flexible time off to our salaried employees. With our team of human resources business partners, we want to know how our employees feel. By enabling our employees to thrive in their personal lives, we provide tools for our employees to best deliver for customers and shareholders while at work.
Investing in our Communities
Our partnerships and charitable work in the communities we serve are an integral part of our core values. This spirit of community is felt throughout our organization and is fostered by our paid volunteer time off (VTO) program for employees, which provides three paid VTO days per year. It is also reflected in our partnership with our Foundation, which enables employees, retirees, and our board members to donate to eligible non-profit organizations and receive a matching donation, dollar for dollar, up to a maximum $2,000 per person, per year. Our commitments go far beyond monetary donations. Several of our top executives serve on boards for major not-for-profit organizations and other community organizations that align with our company values on diversity initiatives, rebuilding communities, and education. We also encourage our employees to become involved in their communities.
We continue our commitment to enriching our communities in the following ways:
•Since 1992, we have partnered with Junior Achievement chapters in our local communities to inspire and prepare young people to succeed. Junior Achievement provides school-aged children with lessons in financial literacy, work and career readiness, and entrepreneurship. We support Junior Achievement’s mission through Foundation grants, awareness, and employee volunteers. Hundreds of our employees have volunteered in local classrooms to make a profound difference to the youth in our communities.
•We have partnered with the American Red Cross for decades, organizing blood drives at our locations and hosting fundraisers and bake sales to help fund the American Red Cross to continue its mission of preventing and alleviating human suffering in the face of emergencies.
•The sixth season of our original series, “Small Business Revolution,” was nominated for a Daytime Emmy Award for Outstanding Lifestyle Series; at the time, the only show on Hulu to be nominated for a Daytime Emmy. Season six was especially important, as we brought the show home to Minneapolis and St. Paul, Minnesota, celebrating and sharing the stories of Black-owned business and entrepreneurs in our local communities.
•In 2022, in partnership with Habitat for Humanity, we helped build new homes across the country, including inviting our technology partners to join us on a two-day build in Chaska, Minnesota.
•For Black History Month in 2022, we partnered with the Minnesota Timberwolves and Minnesota Lynx to film an original YouTube series called “The Come Up,” that focused on highlighting the significance of Black excellence and the importance of uplifting the Black community. This partnership, working with the Black Men’s Success Initiative, also included hosting a career development training camp designed to educate, inspire, and empower BIPOC and other historically marginalized youth and young adults.
•Through our annual Employee Giving Campaign, employees pledged $132,000 in donations to eligible non-profit organizations, such donations to be made in 2023 via credit card or payroll deductions.
•Through our Foundation, in 2020, we partnered with Minnesota’s Metropolitan Economic Development Association (MEDA) and awarded a grant of $300,000 to be paid over three years. A one-year extension and an additional $100,000 grant was approved in 2022, to be paid in 2023. Our leadership continues to work with MEDA to help advance its mission of helping BIPOC entrepreneurs succeed.
•Through our Foundation, we partnered with the National Center for Civil and Human Rights, an Atlanta-based museum and human rights organization that promotes critical thinking and community engagement, and awarded a grant of $300,000 to be paid over three years. A one-year extension and additional $100,000 grant was approved in 2022, to be paid in 2023. Notably, the National Center for Civil and Human rights partners with the Auschwitz Institute for the Prevention of Genocide and Mass Atrocities to develop and provide a human rights-centric training program for law enforcement leadership and officers.
•In 2022, our employees contributed more than 22,500 hours to our local communities through our VTO program, which allows employees to get paid for the time they spend volunteering with non-profit organizations that align with their values. Notably, our employees contributed more than 2,000 hours during National Service Week alone.
•Each member of our communities is important to us, including those applying to work on our teams. In 2022, we were awarded the Talent Board Candidate Experience Award for the tenth consecutive year, celebrating our commitment to improving, elevating, and promoting quality candidate experiences during our hiring process.
Human Rights and Sourcing
We are aligned with the UN Guiding Principles on Business and Human Rights and our Code of Ethics, Supplier Code of Ethics, and Slavery and Human Trafficking Statement set standards for our company, suppliers, and partners regarding our expectations around the protection of human rights. Our supplier base is large and complex, with hundreds of suppliers in more than 20 countries, and we embrace a Supplier Code of Conduct that allows us to mitigate risk and hold our suppliers accountable for human rights standards. We expect all suppliers to uphold our

Supplier Code of Conduct, and we enforce that code through our supplier audits and business decisions. Consistent with the rights we set forth in our Code of Conduct and our Supplier Code of Conduct, we
•prohibit forced labor and child labor;
•prohibit discrimination;
•maintain safe and healthy working conditions;
•seek to compensate employees fairly and in compliance with applicable wage, work hours, working conditions, overtime, sick time, and benefits laws; and
•respect the principles of freedom of associate and collective bargaining.
Trust, Security and Privacy
For over 100 years, Deluxe has been trusted partner to organizations of all sizes, and we take this responsibility seriously. Our robust privacy and information security practices, policies, and controls help us ensure privacy and data security for our customers and shareholders. We have enterprise risk-based data privacy and cybersecurity programs dedicated to protecting our employee, customer, and partner data and other sensitive information. Our privacy policies, together with associated controls and procedures, provide a comprehensive framework to inform and guide the handling of data. These programs dovetail with our information security program in a manner designed to ensure that any data we handle remains protected. We employ an in-depth, defensive strategy, utilizing the concept of security layers and the CIA (confidential, integrity and availability) triad model. We have an enterprise risk management committee to oversee and advise on key risk areas of our organization. In the event a cybersecurity incident is identified, our Cybersecurity Incident Response team will act in accordance with our Incident and Crisis Management Program.
While every one of our employees plays a part in information security and data privacy, oversight responsibility is shared by our board and management:
•The board has primary oversight responsibility for information security, cybersecurity, and data privacy within our company’s overall risks.
•Members of management, including our Chief Technology and Digital Officer, Chief Information Security Officer and Chief Compliance Officer, along with senior members of our information security and compliance and privacy and legal teams, are responsible for identifying and managing risks related to these topics and reporting those risks and mitigation strategies to the board.
Our programs and practices for these areas include the following:
•Management provides regular updates to the board.
•We protect Deluxe through our systems and processes. Using a combination of vendor and in-house technology, we operate a threat intelligence program that is well-positioned to identify and assess risk as well as investigate and respond to cyber threats presented to the organization.
•Our employees are regularly trained and tested on information security principles and processes. This includes annual training as well as ongoing practice and education to help employees identify suspicious activity and report it to the proper channels.
Sustainability
We care about sustainability and strive to factor it into everything we do. Protecting the environment and our shared future is key to our business and to delivering the products our customers need. Oversight of sustainability and our environmental stewardship practices resides with our board. Paper is the raw material we use the most in our manufacturing process. We source more than 90% of our paper from Forest Stewardship Council (FSC)-certified paper mills. FCS’s standards expand protection of water quality, prohibit harvesting from rare old-growth forests, prevent the loss of natural forest cover, and prohibit the use of hazardous pesticides. Additionally, the vast majority of the products we produce are made from paper, allowing us to collect and recycle applicable production waste and paper trim and also allowing our customers to recycle our products back into the paper lifecycle.
We are proud that two of our facilities are certified through the Leadership in Energy and Environmental Design (LEED), a program used worldwide and developed by the U.S. Green Building Council to rate the design, construction, operation, and maintenance of green buildings. Our New York City facility is a LEED-certified gold building and our Minneapolis facility is a LEED-certified silver building.
In 2007, we embarked on a continuous effort to retrofit many of our facilities with more energy efficient options, including installing an energy-saving white roof on our Kansas City facility and building our new office spaces in

Atlanta and Minneapolis with LED lighting, daylight harvesting strategies, and optimized HVAC systems. In addition, we have pivoted from using custom inks in our manufacturing processes, instead using ink mixing systems which, along with the installation of digital presses, have reduced the time, energy, ink, paper, and waste required to provide our products to our customers.
Ethics and Compliance
For over 100 years, we have operated with a focus on our values. Through our steadfast commitment to "doing well by doing right," we display ethical behaviors every day that allow us to put our customers first, maintain confidentiality, sell responsibly, make good choices, respect one another, maintain a safe and healthy workplace, celebrate inclusion, diversity, and equity, respect human rights, compete fairly, avoid conflicts of interest, avoid bribery and corruption, follow trade laws, protect private information, ensure financial integrity, avoid insider trading, and communicate responsibly. We take reports of suspected violations of our Code of Ethics seriously. There are several reporting channels available to our employees beyond the standard management chain, including a private email address, a reporting hotline, and a website. The hotline and website reporting systems allow for anonymous reporting. Each report is documented and investigated, and our board reviews reporting trends and patterns every quarter. Every year our employees receive formal ethics and compliance training to ensure we all know and understand our responsibilities so that we can deliver for shareholders. In addition to annual training, employees receive monthly compliance and ethics newsletters and reminders, as well as quarterly updates on new laws and regulations. Additionally, our anti-corruption program includes annual employee training and reference materials. Finally, we assess our third-party suppliers for anti-corruption risk as part of our standard third party risk management program.

Meeting and Voting Information
What is the purpose of the annual meeting?
At our annual meeting, the board will ask shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders. We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented).
How can I attend the meeting?
You can attend the meeting online by logging on our virtual forum at www.virtualshareholdermeeting.com/DLX2023 and following the instructions provided on your proxy card, voter instruction card or Internet Notice.
To participate in the annual meeting, you will need the 16-digit control number included on your proxy card, voter instruction card or Internet Notice. If you do not have this control number at the time of the meeting, you will still be able to attend as a guest, but you will not be able to vote or ask questions.
Why is Deluxe holding a virtual annual meeting?
We are holding a virtual meeting again this year because we believe a virtual meeting provides ease of access, real-time communication, and cost savings for our shareholders and the company, and facilitates shareholder attendance and participation from any location.
How will the meeting be conducted?
The meeting will be conducted online, in a fashion similar to an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting our virtual forum at www.virtualshareholdermeeting.com/DLX2023 and following the instructions on your proxy card, voter instruction card or Internet Notice. The meeting will begin promptly at 3:00 p.m. CDT. We encourage you to access the meeting prior to the start time. Online check-in will begin at 2:30 p.m. CDT, and you should allow ample time for the check-in procedures.
How can I ask questions during the meeting?
You may submit questions in real time during the meeting through the virtual forum. We are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the meeting. Submitted questions should follow our Rules of Conduct in order to be addressed during the meeting. Our Rules of Conduct will be posted on the forum. Answers to appropriate questions not addressed during the meeting will be posted following the meeting on the investor relations page of our website.
What can I do if I need technical assistance during the meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual forum log-in page.
If I can’t attend the meeting, how do I vote or listen to it later?
You do not need to attend the virtual meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the meeting, including the questions answered during the meeting, will be available on www.deluxe.com through May 19, 2023.
Who is entitled to vote at the meeting?
The board has set February 27, 2023, as the record date for the meeting. If you were a shareholder of record at the close of business on February 27, 2023, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date. Cumulative voting for the election of directors is not permitted. As of the record date, 43,376,792 shares of our common stock were outstanding. We do not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?
A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if the shareholder (1) is present and votes at the virtual meeting, or (2) has properly submitted a proxy or voted by telephone or the Internet. If you vote "WITHHOLD" or "ABSTAIN," your shares will still be counted as present at the meeting for the purposes of determining a quorum.
What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are still considered the beneficial owner of the shares, but your shares are deemed to be held in "street name."
Who pays the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We are soliciting proxies primarily by use of the Internet. In addition, our directors, officers, and employees may solicit proxies personally or by email, mail, or telephone. These individuals receive no additional compensation for these services.
How many votes are required to approve each item, and how does the Board recommend that I vote?

Proposals	Votes Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed [1]	Effect of Withhold Vote/ Abstention	Effect of Broker Non-Vote [1]
Item 1. Election of the nine directors listed in this Proxy Statement	Plurality of the votes present and entitled to vote on this item [2]	For or withhold	"FOR" each director nominee	No	Directors who receive more "WITHHOLD" votes than "FOR" votes must tender their resignation	None
Item 2. Advisory vote to approve compensation of our Named Executive Officers	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	No	Same as an "AGAINST" vote	None
Item 3. Advisory vote on the frequency of future advisory votes on compensation of our Named Executive Officers	Majority of votes present and entitled to vote on this item [3]	One, two, or three years, or abstain	"ONE YEAR"	No	Same as an "AGAINST" vote	None
Item 4. Approval of Amendment No. 1 to the Deluxe Corporation 2022 Stock Incentive Plan	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	No	Same as an "AGAINST" vote	None
Item 5. Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2023	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	Yes	Same as an "AGAINST" vote	Not applicable
(1)If you are a beneficial owner but not the record holder, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary party. If you do not provide voting instructions, whether your shares can be voted by this party depends on the type of matter being considered. If this party does not have discretion to vote your shares, your shares will not be voted unless you provide instructions. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the meeting are approved.
(2)A plurality means that the nine nominees receiving the most votes will be elected. In an uncontested election of directors, our Corporate Governance Guidelines require that if an incumbent director receives more "WITHHOLD" votes than "FOR" votes in this type of an election, that director nominee must tender his or her resignation to the board following the certification of the shareholder vote. The Corporate Governance Committee must then make recommendations to the board as to whether to accept the letter of resignation, and the board must take action with respect to this recommendation and disclose its decision-making process.
(3)This amount must be a least a majority of the minimum number of shares entitled to vote that would constitute a quorum. "Shares present" includes shares represented by attendance or by proxy at the virtual annual meeting.

How do I vote my shares?
We are mailing the Internet Notice on or about March 13, 2023 to shareholders of record. If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how to access and review all the important information contained in these proxy materials, and how to vote. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting Methods
	Step-by-Step Instructions	Voting Deadline
Internet
Instructions can be found on the Internet Notice. The Internet procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Go to www.proxyvote.com
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 25, 2023 •Internet voting is available 24 hours a day
Telephone
The telephone procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Call 800-690-6903 (toll-free)
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 25, 2023 Telephone voting is available 24 hours a day
Mail [1]
You own your shares directly:
•Complete, sign, and date the proxy card
•Mail it in the pre-addressed envelope that accompanies the proxy card

You own your shares in street name:
•Request a voting instruction card according to the instructions on the Internet Notice provided to you by your broker or other agent
•Complete, sign, and date the voting instruction card provided by the broker or other agent
•Mail the voting instruction card in the pre-addressed envelope provided

•Directly-Held Shares: Proxy cards must be received before April 26, 2023 (date of the annual meeting) in order for the shares to be timely voted
•Shares Held in Street Name: Voting instruction cards must be received before the date specified on the voting instruction card in order for the shares to be timely voted

At the virtual meeting	If you attend the virtual meeting, you will be able to vote online at www.virtualshareholdermeeting.com/DLX2023	•April 26, 2023 until the voting polls are announced closed
(1)This option is only available to shareholders who receive a paper proxy card or receive a voting instruction card.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, EQ Shareowner Services at P.O. Box 64874, St. Paul, MN 55164 or by toll-free telephone at (800) 401-1957. You also may receive a "voting instruction" card, which looks very similar to a proxy card. Voting instructions are prepared by brokers, trustees, banks or nominees for shareholders who hold shares in street name.
What if I submit my proxy but do not specify how I want my shares voted?
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, the proxy holder will vote them as the board recommends as outlined above.

Can I change my vote?
Yes. If you attend the virtual meeting, whether you are a shareholder of record or hold your shares in street name, you may change your vote online during the meeting (attendance will not, by itself, revoke a proxy). If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:
•by sending a written notice of revocation of your proxy to our Corporate Secretary;
•by submitting another properly signed proxy card at a later date to our Corporate Secretary; or
•by submitting another proxy by telephone or the Internet at a later date.
If you hold your shares in street name, you must follow the voting instructions provided to you by your broker, trustee, bank or nominee.

ITEM 1: ELECTION OF DIRECTORS
Nominees for Election
There are currently nine individuals serving on our board. Each director's term expires as of the date of the annual meeting of shareholders. The board recommends that the nine individuals presented on the following pages, all of whom are current directors, be elected to serve on the board until the 2024 annual meeting of shareholders. With the exception of Mr. McCarthy, who serves as our President and CEO and therefore is not independent, all nominees have been determined by the board to meet the independence standards of the New York Stock Exchange (NYSE) (see the discussion of Director Independence in the "Board Structure and Governance" section of this Proxy Statement). Each of the individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated in the proxy card.
Pursuant to our Corporate Governance Guidelines, at any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the board), any nominee for director who receives a greater number of "WITHHOLD" votes from his or her election than "FOR" votes shall submit to the board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the board. The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full board whether to accept it. The board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (SEC) within four business days after the board’s determination.
The board recommends that you vote "FOR" the election of each of the following nominees:

William C. Cobb Chairman and CEO, Frontdoor, Inc. Director since: 2020 Age: 66 Independent: Yes
Background
•Chief Executive Officer (since June 2022), director, and Chairman (since 2018) of Frontdoor, Inc., a provider of home service plans (Nasdaq: FTDR)
•Served as President and Chief Executive Officer of H&R Block, Inc. from 2011 to 2017, where he was also a director
•Held various leadership positions at eBay Inc., including President, eBay North America Marketplaces
•Served in various senior sales and marketing positions with PepsiCo, Inc.
Qualifications
•Extensive background in marketing, technology, and digital commerce, which will assist us as we continue to transform our company, particularly in the areas of Data Solutions
•As a public-company CEO at Frontdoor and H&R Block, he has dealt with a broad range of human capital management, environmental, and social issues, and assumed responsibility for enterprise risk management
•His history of service on public company boards, as well as his executive leadership roles with Frontdoor, H&R Block, eBay and PepsiCo, make him uniquely qualified to advise on an array of matters facing public companies
Committees: Audit; Finance (Chair)

Paul R. Garcia Retired Chairman and CEO, Global Payments Inc. Director since: 2020 Age: 70 Independent: Yes
Background
•Retired Chairman and Chief Executive Officer of Global Payments Inc., a publicly traded, leading provider of credit card processing, check authorization and other electronic payment processing services, from 2001 to 2014
•Former President and CEO of NaBanco, an electronic credit card processor
Qualifications
•As a pioneer in the financial services industry, he has extensive experience in the payments space, which is one of our major strategic areas of focus
•Currently serves on the boards of directors of Repay Holdings Corporation (Nasdaq: RPAY) and United Health Group (NYSE: UNH)
Committees: Compensation and Talent (Chair); Finance

Cheryl E. Mayberry McKissack CEO of Nia Enterprises LLC Director since: 2000 Independent Chair since: 2019 Age: 67 Independent: Yes
Background
•Independent Chair of Deluxe since 2019
•Chief Executive Officer (2000-present) of Nia Enterprises LLC, a Chicago-based marketing, entrepreneurial business and digital consulting firm, and President, Board Member and co-owner of privately held Black Opal Inc., a cosmetics and skin care firm consisting of two brands, Black Opal and Fashion Fair cosmetics, co-owned under Nia Enterprises. LLC
•CEO of Ebony Media Operations LLC (May 2016-March 2017), a print and media company
•COO of Johnson Publishing Company (JPC) and President of its affiliate, JPC Digital (2013-2016)
•Provided project support to JPC under a consulting relationship between Nia Enterprises and JPC prior to her appointment as COO and President of JPC Digital, including launching the ebony.com website and several other transformational digital and business projects
•Served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics)
Qualifications
•Regarded as an expert on entrepreneurship and the art of selling; author of the book, The Entrepreneurial Sell, published in 2018
•Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University, where she lectured for 10 years (2005-2015)
•As a successful entrepreneur and digital technology executive, brings a unique perspective to the board
•Given that two of our segments are Data Solutions and Promotional Solutions, her experience in SaaS marketing and new media solutions is a valuable complement to the skills she brings to the board as a small business owner and former executive of several technology and new business ventures
Committees: Compensation and Talent; Corporate Governance

Barry C. McCarthy President and CEO of Deluxe Corporation Director since: 2018 Age: 59 Independent: No
Background
•President and CEO of Deluxe Corporation since 2018
•Served in various senior executive positions during the previous 14 years, most recently, from 2014 to 2018, as Executive Vice President and Head of Network and Security Solutions, a $1.5 billion publicly reported segment of First Data Corporation, a financial services company since acquired by Fiserv Inc.
Qualifications
•Sole member of our management represented on the board
•Leads the development and execution of our strategies by drawing on his strong background in product development, sales, marketing, and technology innovation
•Significant experience leading corporate transformations
•Accomplished executive and financial technology leader with an extensive track record of developing and building innovative, tech-enabled solutions
Committees: None

Don J. McGrath Managing Partner of Diamond Bear Partners LLC Director since: 2007 Age: 74 Independent: Yes
Background
•Managing Partner and co-founder of Diamond Bear Partners LLC, an investment company, since 2009
•Chairman and CEO (2005-2009) and President and COO (1998-2004) of BancWest Corporation, a $75 billion bank holding company serving nearly three million households and businesses
•Director of BancWest (1998-2010)
•Served as Chairman of the Board of Bank of the West (a BancWest subsidiary) and as CEO (1996-2007)
•Appointed to the President's Council on Financial Literacy in 2008
Qualifications
•40 years of experience in the banking and financial services industry, particularly in the large bank sector, enables him to provide us with valuable insight into this important portion of our customer base
•Led BancWest through an era of significant growth and therefore is well-suited for our board as we continue to execute our transformational growth strategies
Committees: Audit; Corporate Governance (Chair)

Thomas J. Reddin Managing Partner of Red Dog Ventures LLC Director since: 2014 Age: 62 Independent: Yes
Background
•Principal of Red Dog Ventures LLC, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the Managing Partner since 2009
•Served as the Chief Executive Officer (2008-2009) of Richard Petty Motorsports
•Chief Marketing Officer (1999-2000); President and Chief Operating Officer (2000-2005); and Chief Executive Officer (2005-2007) of LendingTree.com, an online lending exchange
Qualifications
•17 years of experience in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola® brand as Vice President of Consumer Marketing and played a lead role in the introduction of bottled water in the U.S. market
•Brings a wealth of experience in data and data analytics, digital marketing, e-commerce, and product management, all of which are central to our growth strategy
•His extensive leadership experience, including serving on multiple public company boards and audit, compensation, nominating, and governance committees, further qualify him for his role as a member of the board
•Currently serves on the boards of directors of Asbury Automotive Group, Inc. (NYSE: ABG), where he serves as Chair of the Board, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), where he serves as Chair of the Compensation Committee, and previously served on the boards of Premier Farnell PLC, Valassis Communications, Inc. and R.H. Donnelley Corporation
Committees: Compensation and Talent; Finance

Martyn R. Redgrave Managing Partner and CEO of Agate Creek Partners LLC Director since: 2001 Age: 70 Independent: Yes
Background
•Managing Partner and CEO of Agate Creek Partners LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in 2014
•Executive Vice President and Chief Administration Officer (2005-2012), Chief Financial Officer (2006-2007), and Senior Advisor (2012-2014) to L Brands, Inc. (formerly known as Limited Brands, Inc.), one of the world’s leading personal care, beauty, intimate apparel and specialty apparel retailers
Qualifications
•Served as Independent Chairman of our board (2012-2019)
•In addition to bringing extensive operations management experience and financial and accounting acumen to the board, his background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of our board
•Throughout his career, has had direct involvement with matters similar to those encountered by our company, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets
•His background also includes mergers and acquisitions and financial analysis, continuing areas of importance for us
•Currently serves on the Board of Directors of Igniting Consumer Growth Acquisition Company Limited, a special purpose acquisition company focused on consumer facing companies
•Served on the Boards of Directors of Francesca's Holdings Corporation (2015-2021) and Popeye's Louisiana Kitchen, Inc. (2013-2017, when the company was sold)
Committees: Finance; Corporate Governance

John L. Stauch President and CEO of Pentair plc Director since: 2016 Age: 58 Independent: Yes
Background
•Since 2018, President and Chief Executive Officer and a director of Pentair plc (NYSE: PNR), a leading water treatment company; served as Pentair's Executive Vice President and Chief Financial Officer from 2007-2018
•Chief Financial Officer of the Automation and Control Systems unit (2005-2007) of Honeywell International, Inc.
•Served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International, Inc. and its predecessor AlliedSignal, Inc. (1994-2005)
Qualifications
•His role as President and CEO of Pentair plc, and his prior service as CFO of Pentair for 11 years, renders him a financial expert, and he has extensive direct experience with many aspects of public company strategy and operations
Committees: Audit (Chair); Finance

Telisa L. Yancy President, Direct to Consumer, American Family Insurance Director since: 2021 Age: 56 Independent: Yes
Background
•Group President of American Family Insurance since January 2023
•Previous positions at American Family include serving as President, Direct to Consumer from 2021 to 2023, Chief Operating Officer Agency Business from 2019 to 2021, and Chief Marketing Officer from 2015 to 2019
•Held general management, sales, marketing and operations leadership positions in a variety of industries
Qualifications
•Her background in understanding customers, products, and digital ecosystems provides guidance as we continue to transform our business and encourage cross-selling of products and services across our segments
•Her operations leadership experience allows her to advise on customer service, operations, marketing, technology, and sales initiatives
•Currently serves as a director for National Public Radio and the American Property and Casualty Insurance Association
Committees: Audit; Compensation and Talent

Director Skills, Experience, Background and Tenure
We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. Along with our board, our Corporate Governance Committee is responsible for assessing the appropriate skills, experience, and background that we seek in board members in the context of our business and the existing composition of our board. This assessment includes numerous factors, including, but not limited to, the following:
•independence;
•relevant skills and expertise; and
•diversity of background and experience.
Our board determines whether a nominee's background, experience, personal characteristics, and skills will advance the goal of creating and sustaining a board that can support and oversee our company's complex activities. Our board is committed to actively seeking superior, diverse director candidates for consideration and invites candidates to self-identify diversity in their background, including gender, sexual orientation, race or ethnicity, as well as diversity in their work experiences. As set forth in our Corporate Governance Guidelines, the committee and the board periodically review and assess the effectiveness of the practices used in considering potential director candidates. Following this process has ensured that our board is comprised of experienced leaders with a combination of the skills and business expertise necessary to provide appropriate oversight, critical viewpoints and guidance to a transforming business.
If all of the nominees are elected to the board, after the 2023 annual meeting of shareholders, our directors will have served an average of approximately ten years on the board, ranging from less than two years to 23 years of board service. This mix of tenure on the board is intended to support the view that the board as a whole represents a "portfolio" of new perspectives and deep institutional knowledge.

BOARD STRUCTURE AND GOVERNANCE
Corporate Governance at Deluxe
We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of our company. Below is a summary of our governance practices.

Independent Board	•Eight of our nine director nominees are independent
Board Diversity	•Two of our director nominees self-identify as African-American, one as Hispanic, and two are female
Independent Chair of the Board
•Acts as a liaison between management and the board
•Provides independent advice and counsel to the President and CEO
•In concert with the President and CEO, develops and sets the agenda for meetings of the board and annual meetings of shareholders
•Calls special meetings of the board when appropriate
•Ensures that the independent directors hold executive sessions and presides over these sessions

Annual President and CEO Evaluation and Succession Planning
•The board annually evaluates the President and CEO's performance
•The board annually conducts a rigorous review and assessment of the succession planning process for the President and CEO and other executive officers

Annual Director Election and Outside Board Service	•Each director is elected on an annual basis •Currently, no director serves on more than two other public company boards, and our President and CEO does not serve on any other public company boards
Director Stock Ownership
•Within five years after initial appointment or election to the board, each independent director is required to own our common stock with a market value of at least five times the director's annual cash retainer

Stock Hedging and Pledging Policies
•Our insider trading policy bars our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock
•We prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans)

No “Poison Pill”	•We do not have a "poison pill" in place
Risk Management
•We have a rigorous enterprise risk management (ERM) program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic, and other risks that could adversely affect our business, which also includes crisis management and business continuity planning
•Through regular reports from management, our board oversees our employee wellness and diversity initiatives

Board Effectiveness Reviews	•We conduct annual self-assessments of the board and each of its committees, and from time to time include in that process independent third-party effectiveness reviews of the board
Board Oversight and Director Independence
Our businesses, property, and affairs are managed under the general direction of our board. In providing this oversight, the board adheres to a set of Corporate Governance Guidelines designed to ensure that the board has access to relevant information and is structured and operates in a manner allowing it to exercise independent business judgment.
A critical component of our corporate governance philosophy is that a majority of our directors meet strict standards of independence, meaning that they have no relationship with our company, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to us and our shareholders. The listing standards of the NYSE require that a majority of our directors be independent, and that our Audit, Compensation and Talent, and Corporate Governance Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the board to have no material relationship with us other than as a director. In accordance with the NYSE listing standards, our board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined. These standards include restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with us, our independent registered public accounting firm, or any commercial or not-for-profit entity with which we have a relationship, and also require consideration of any other relationship that may impair independence. Consistent with regulations issued by the SEC and NYSE listing standards, our Director Independence Standards also have heightened standards for Audit and Compensation and Talent Committee members. The complete text of our Director Independence Standards is posted on our website at www.investors.deluxe.com/governance/governance-documents.

Following its assessment, the board has determined that every director and nominee, with the exception of Mr. McCarthy, satisfies our Director Independence Standards. The board has also determined that each member of its Audit, Compensation and Talent, Corporate Governance, and Finance Committees is independent.
Corporate Governance Guidelines
Our board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, board and committee structure and processes, director education, CEO evaluation, management succession planning and conflicts of interest. Investors may find these guidelines on our website at www.investors.deluxe.com/governance/governance-documents.
Board Effectiveness and Evaluations
Our board and each of its committees conducts an annual self-evaluation of its performance and processes, all of which are overseen by the board's Corporate Governance Committee. These evaluations are designed to ensure that the board and its committees are functioning effectively and to identify any issues or potential areas for improvement. In addition, from time to time, the board undergoes an effectiveness evaluation conducted by an independent, third-party governance expert.
Code of Business Ethics
All of our directors and employees, including our NEOs, are required to comply with our Code of Ethics to help ensure that our business is conducted in accordance with applicable legal and ethical standards. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to report any violations or suspected violations of the Code of Ethics to management or our legal department, or by using our confidential, third-party ethics and compliance hotline. The full text of our Code of Ethics is posted on our website at www.investors.deluxe.com/governance/governance-documents. The Code of Ethics is available in print, free of charge, to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Policies and Procedures with Respect to Related Person Transactions
The board has adopted a written policy under which the Audit Committee is responsible for reviewing and, as appropriate, approving any proposed related person transactions. Specifically, the policy requires that any transaction: (a) involving our company; (b) in which any of our directors, nominees for director, executive officers, or greater than five percent shareholders, their immediate family members, or the associates of these persons have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved in advance by the Audit Committee. A related party transaction may only be approved if the transaction is determined to be consistent with the best interests of the company and its shareholders. In determining whether to approve such transaction, the committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The committee has the discretion to impose such conditions as it deems necessary and appropriate on the company or the related person in connection with the transaction. No director may participate in any review or approval of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction. There have been no related person transactions since the beginning of 2022 that require disclosure and approval under this policy.
Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying, evaluating and recommending the nomination of candidates for the board. While not maintaining a specific policy on board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience, and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board's oversight role, and we invite candidates to self-identify diversity in their background, including gender, sexual orientation, race or ethnicity, as well as diversity in their work experiences. We also believe that a predominance of board members should have a background in business, including experience in markets served by us or in which we are developing product and service offerings, and we recognize the benefit of board members having an understanding of the methods by which other boards address issues common to publicly traded companies. We also believe the board should include both actively employed and retired senior corporate officers, and that the board should include directors with a mix of tenures. The board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully above under "Director Skills, Experience, Background and Tenure"), as well as its ongoing evaluation and continuous improvement processes (discussed above under "Board Effectiveness and Evaluations"), enables the board to perform its responsibilities effectively.
The board has established the following specific guidelines for nominees to the board:
•A majority of the board must be comprised of independent directors, the current standards for which are discussed above under "Board Oversight and Director Independence."
•Non-employees should not be nominated for re-election to the board after their 75th birthday.
•A non-employee director who ceases to hold the employment position held at the time of election to the board, or who has a significant change in position, must offer to resign from the board. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director's qualifications and make a recommendation to the board as to whether the resignation should be accepted.
•Management directors who terminate employment with our company or experience a reduction in employment level, position, or responsibilities, must offer to resign from the board. The board will then decide whether to accept the director's resignation, provided that no more than one former CEO of the company should serve on the board at any one time.
Director Selection Process
All board members are elected annually by our shareholders, subject to the board's right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the board recommends a slate of nominees to be presented for election at the annual meeting of shareholders.
The Corporate Governance Committee considers candidates recommended by members of the board or recommended by our shareholders, and the committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated using the same criteria and same procedures as candidates recommended by board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the board as to whether a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines applicable to directors, as outlined above. Such documentation and the name of the recommended director candidate must be sent by mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.
Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our President and CEO or Corporate Secretary no later than 90 days prior to the first anniversary of the previous year's annual meeting. Because the advance notice provisions of our bylaws require earlier notice than what is required by Rule 14a-19, the deadline for shareholders to provide notice under Rule 14a-19 must also be submitted in accordance with the deadlines set forth in the preceding sentence. The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the board at the meeting. In addition to certain information about the shareholder, as described in our bylaws, the shareholder's notice must set forth as to each nominee: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the number of shares of our stock owned by the person; 4) the written and acknowledged statement of the person that such person is willing to serve as a director; and 5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act), if the election of the candidate had been solicited by or on behalf of the board. In addition, shareholders who intend to solicit proxies in support of director nominees other than company nominees for the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and complies with all other requirements under Rule 14a-19, including the minimum solicitation requirements. No shareholders submitted director nominations in connection with this year's meeting. Any shareholders desiring to present a candidate at the 2024 annual meeting of shareholders must furnish the required notice no later than January 27, 2024.
When a vacancy or a new position on the board needs to be filled, the President and CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate believed to provide the most meaningful contribution to the board as a whole. The profile is submitted to the committee, or its nominee, for approval. In order to properly staff its various committees and support its succession planning initiatives, the board currently believes that a board consisting of nine to eleven directors is the optimal size. Historically, we have engaged a third-party search firm to assist us in identifying suitable candidates for open director positions. The firm selected, as well as the specific terms of the engagement, are based on specifically established search criteria. Members of the board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the selected candidates are interviewed. The independent Chair of the Board, the President and CEO and at least a majority of the committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled board and committee meetings. The committee also assesses each candidate's potential conflicts of interest and the ways in which the candidate's qualifications, experience and knowledge complement those of existing members of the board. The committee reviews the interviewers' reports and recommendations and makes the final determination as to which candidates are recommended for election to the board. Depending on when suitable candidates are identified, the board may decide to appoint a new director to serve on the board until the next annual meeting of shareholders.
Meetings of the Board of Directors
There were five meetings of the board in 2022. Each director attended, in person, virtually, or by telephone, at least 75 percent of the aggregate of all meetings of the board and its committees on which such director served during the year. It is our policy that directors attend our annual shareholder meetings. All of our directors who served on the board at the time attended our virtual annual shareholder meeting in 2022.
Board Responsibilities
The board oversees, counsels, and directs management in the long-term interests of our company and our shareholders. The board's responsibilities include:
•overseeing the conduct of our business and the assessment of enterprise risks to evaluate whether the business is being properly managed;
•reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;
•planning for President and CEO succession and monitoring succession planning for other executive officers; and
•overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, as well as our compliance with law and our Code of Ethics.
The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time, as appropriate. At each board meeting, time is reserved for the independent directors to meet without management present. Officers and members of management regularly attend board meetings to present information on our business and strategy.
Committee Membership and Responsibilities
The board assigns responsibilities and delegates authority to its committees, and these committees regularly report on their activities and actions to the board. The board has four standing committees: Audit, Compensation and Talent, Corporate Governance, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. Each committee has a written charter approved by the board. We post each charter on our website at www.investors.deluxe.com/governance/governance-documents. A copy of each charter is available upon request by contacting our Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402. The following table identifies the current committee members as of the date of this Proxy Statement.

Name	Audit	Compensation and Talent	Corporate Governance	Finance
William C. Cobb	✓			C
Paul R. Garcia		C		✓
Cheryl E. Mayberry McKissack		✓	✓
Barry C. McCarthy
Don J. McGrath	✓		C
Thomas J. Reddin		✓	✓
Martyn R. Redgrave			✓	✓
John L. Stauch	C			✓
Telisa L. Yancy	✓	✓
✓ Committee Member      C Committee Chair

The following tables provide a summary of each committee's responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors who served on each committee.

Audit Committee Number of meetings in 2022: 8 Directors who serve on the committee: John L. Stauch, Chair William C. Cobb Don J. McGrath Telisa L. Yancy
•Subject to ratification by our shareholders, appoints the independent registered public accounting firm and oversees its work
•Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees
•Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the board whether the such statements should be included in our Annual Report on Form 10-K
•Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements
•Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls
•Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within GAAP that have been discussed with management, and other material written communications between the independent registered public accounting firm and management
•Reviews and discusses with management our earnings press releases, including the use of any pro forma or adjusted information outside of GAAP, as well as financial information and earnings guidance
•Oversees the work of our internal auditors
•Reviews the effectiveness of our legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls, and auditing matters
•Reviews and discusses, with management and the board, our enterprise risk assessment and risk management practices, as well as reports to the board any material risks identified in the course of performing its responsibilities
•Receives, reviews, and oversees management responses to certain regulatory and other compliance audits, including Federal Financial Institutions Examination Council examinations
•Reviews and, as appropriate, approves any transactions with related parties

Compensation and Talent Committee Number of meetings in 2022: 6 Directors who serve on the committee: Paul R. Garcia, Chair Cheryl E. Mayberry McKissack Thomas J. Reddin Telisa L. Yancy
•Develops our executive compensation philosophy
•Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans
•Reviews and approves corporate goals and objectives relating to the President and CEO's compensation, leads an annual evaluation of the President and CEO's performance in light of those goals and objectives, and recommends to the board the President and CEO's compensation based on this evaluation
•Reviews and approves other executive officers' compensation
•Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers
•Considers shareholder advisory votes related to executive compensation and considers risks created by or related to the design of our compensation programs
•Oversees ESG initiatives in connection with human capital management, including talent development and our diversity, equity and inclusion program
•Retains and, in accordance with SEC requirements, determines the independence of, consultants that assist in its activities
•Reports to the board any material risks identified in the course of performing its responsibilities

Corporate Governance Committee Number of meetings in 2022: 3 Directors who serve on the committee: Don J. McGrath, Chair Cheryl E. Mayberry McKissack Thomas J. Reddin Martyn R. Redgrave
•Reviews and recommends the size and composition of the board
•Establishes criteria and procedures for identifying and evaluating potential board candidates
•Reviews nominations received from the board or shareholders and recommends candidates for election to the board
•Establishes policies and procedures to ensure the ongoing effectiveness of the board, including policies regarding retirement, review of qualifications of incumbent directors, and conflicts of interest
•Establishes guidelines for conducting board meetings
•Oversees the annual assessment of the board's performance
•In consultation with the Compensation and Talent Committee, reviews and recommends to the board the amount and form of all compensation paid to directors
•Recommends to the board the size, composition, and responsibilities of all board committees
•Reviews and makes recommendations to the board regarding candidates for key executive officer positions and monitors CEO and management succession plans
•Develops and recommends corporate governance guidelines, policies and procedures
•Reports to the board any material risks identified in the course of performing its responsibilities

Finance Committee Number of meetings in 2022: 4 Directors who serve on the committee: William C. Cobb, Chair Paul R. Garcia Martyn R. Redgrave John L. Stauch
•Evaluates and approves acquisitions, divestitures and capital projects in excess of $10 million, and reviews other material financial transactions outside the scope of normal ongoing business activity
•Reviews and approves our annual financing plans, as well as credit facilities maintained by us
•Reviews financial performance and forecasts
•Reviews and recommends changes to the capital structure, including policies concerning corporate finance matters such as capitalization, investment of assets, and debt/equity guidelines
•Reviews and recommends dividend policy and approves declarations of regular shareholder dividends
•Reviews and makes recommendations to the board regarding financial strategy and proposals concerning the sale, repurchase or split of our securities
•Reports to the board financial risk management policies, as well as reports to the board any material risks identified in the course of performing its responsibilities

Communications with Directors
Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our board, our independent directors as a group or any individual director, may submit such concerns in writing to the independent Chair of the Board, or the designated group of directors or individual director, in the care of the Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Board Leadership Structure; Independent Chair
The board does not maintain a written policy regarding separation of the offices of Chair and CEO, believing that this issue should be addressed as part of the board's succession planning processes. However, the board has maintained a separation of the Chair and CEO roles since 2005. The board has found this structure to be effective, both in allowing the CEO to focus on execution of our strategy and allowing the Chair to assist the CEO in managing the work of the board. This structure also reinforces the value of independent board oversight from a risk management perspective. Cheryl Mayberry McKissack has been independent Chair of the Board since 2019.
Board Role in Risk Oversight
The board takes an active role in risk oversight, both as a full board and through its committees. Our independent directors regularly meet in executive session, without management present, to assess the quality of the board's meetings and to provide their observations to the President and CEO regarding our business challenges and risk mitigation strategies, among other things. Management conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the board. Updates are provided as needed at board meetings. The objectives for the risk assessment process include the following: (1) addressing the NYSE governance requirement that the Audit Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the board, its committees, and management; (3) determining whether any risks require additional or higher-priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in our SEC reports; and (5) guiding the development of our internal audit plans.
In 2022, the risk-assessment process was conducted by our ERM steering committee, led by members of our Assurance and Risk Advisory Services department, our Chief Financial Officer, and our Chief Administrative Officer, working with the executive leadership team and senior-level staff, including the Chief Compliance Officer and the Chief Information Security Officer. The ERM steering committee evaluated potential risks and associated mitigating factors and strategies across our company. Identified risks were prioritized based on the potential exposure to our company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize. The process included evaluating management's preparedness to respond to the risk. The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the executive leadership team. A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee. Risk updates are shared with the board each quarter.
Audit Committee Financial Expertise; Complaint Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the board to meet the financial literacy requirements of the NYSE's listing standards. The board has also determined that at least two members of the Audit Committee, John L. Stauch, the current Audit Committee Chair, and Don J. McGrath are both "audit committee financial experts" as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through our ethics and compliance hotline, which is operated by a third party.
Compensation and Talent Committee Processes and Procedures
The authority and responsibilities of the Compensation and Talent Committee are governed by its charter, a copy of which can be found on our website at www.investors.deluxe.com/governance/governance-documents, together with applicable laws, rules, regulations and NYSE listing standards. Along with fulfilling the duties listed in the table above related to executive compensation, the committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement, and Employee Retirement Income Security Act of 1974 (ERISA) excess plans. The committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs. The Compensation and Talent Committee is also responsible for oversight of our human capital management, which includes programs and related outcomes with respect to talent development, attraction, retention, and diversity, equity, and inclusion.
The committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. The committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant commencing in 2017. Prior to retaining FW Cook, and again during 2022, the committee assessed its relationship with FW Cook and determined that no conflicts of interest existed and that the firm was independent. Among other factors supporting FW Cook’s independence, we did not pay fees to FW Cook in 2022 other than for compensation consulting services for the Compensation and Talent Committee.
Although matters of director compensation ultimately are the responsibility of the board, the Compensation and Talent Committee works in conjunction with the Corporate Governance Committee and FW Cook, the Compensation and Talent Committee's independent compensation consultant, in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of our shareholders.
Non-Employee Director Compensation
The general policy of the board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The board reviews the committee's recommendations and determines the amount of director compensation.
The independent compensation consultant of the Compensation and Talent Committee and the Compensation group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others for assistance. The director peer group is listed on page 34, and consisted of companies with some similar characteristics to our company, as described in detail below under "Executive Compensation Discussion and Analysis; Benchmarking Process." The committee generally targets cash and equity compensation at the median of the peer group. The Corporate Governance Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. We did not make any changes to director compensation in 2022. The following table sets forth our 2022 fee structure for our directors, with the fees paid on a quarterly basis.

Board and Committee Retainers	Annual Fee ($)
Board Retainer	85,000
Retainers in Addition to Board Retainer:
Independent Chair	110,000
Audit Committee Chair	28,000
Compensation and Talent Committee Chair	20,000
Corporate Governance Committee Chair	15,000
Finance Committee Chair	15,000
Non-chair Audit Committee Member	15,000
Non-chair Compensation and Talent Committee Member	10,000
Non-chair Corporate Governance Committee Member	10,000
Non-chair Finance Committee Member	10,000

Non-employee directors also receive $1,500 for each approved company site visit and director education program attended, up to an aggregate of five per year. Directors may receive additional compensation for the performance of duties assigned by the board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. No such additional compensation was paid in 2022.
Our shareholder-approved 2022 Stock Incentive Plan (Stock Plan) allows our non-employee directors to increase their ownership of our common stock and thereby further align their interests with those of other shareholders by electing to receive, in lieu of cash fees, shares of our common stock having an equal value, based on the closing price of our stock on the NYSE as of the quarterly payment date. The shares of stock are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred RSUs. Directors may also elect to defer receipt of equity grants made to them in connection with their annual compensation. Each RSU entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. RSUs issued pursuant to this plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control.
Under the director deferral terms of the Stock Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Non-employee directors also have the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash fees. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of our common stock on the date of grant. Non-employee directors did not receive any option grants in 2022, but each non-employee director re-elected to the board at last year's annual meeting received a grant of RSUs on April 27, 2022, with a grant date fair value of $149,998, which shares vest on the date of our 2023 annual shareholder meeting, or April 26, 2023, so long as the director's service has not ended. Each RSU entitles the holder to accrue dividend equivalent payments, provided that the dividend equivalent payments are held by us until the restricted stock unit vests, at which point they are paid to the holder. The RSUs would vest immediately upon a change of control, or upon the director's termination of service due to death, disability, or retirement in accordance with our Corporate Governance Guidelines. Equity grants to directors are recommended by the Compensation and Talent Committee, in consultation with the Corporate Governance Committee, and are approved by the board.
The following table summarizes the compensation earned by each non-employee director in 2022.
NON-EMPLOYEE DIRECTOR COMPENSATION 2022

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards [2] ($)	Total ($)
William C. Cobb	115,000	149,998	264,998
Paul R. Garcia	113,333	149,998	263,331
Cheryl E. Mayberry McKissack	215,000	149,998	364,998
Don J. McGrath	115,000	149,998	264,998
Thomas J. Reddin	108,333	149,998	258,331
Martyn R. Redgrave	105,000	149,998	254,998
John L. Stauch	123,000	149,998	272,998
Victoria A. Treyger[3]	49,167	—	49,167
Telisa L. Yancy	110,000	149,998	259,998
(1)Directors may elect to receive their fees in the form of stock, including the right to defer such stock into RSUs. Any stock or deferred RSUs issued under a deferral election are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or RSUs. In 2022, Mr. Stauch elected to receive his compensation in the form of stock, and Ms. Treyger elected to receive her compensation in the form of RSUs.
(2)Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2022, other than those granted in lieu of retainer fees, which are included in the first column, and computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. All directors received 5,671 RSUs on April 27, 2022, when the closing price of our common stock was $26.45. The RSUs vest on April 26, 2023, the date of our annual shareholder meeting, and these are the only unvested RSUs outstanding for our directors as of December 31, 2022.
(3)Retired from the board on April 28, 2022.

Stock Ownership Guidelines for Directors
The board has established stock ownership guidelines for non-employee directors. These guidelines set ownership targets for each non-employee director, with the expectation that the target be achieved within five years of the date the individual is first elected or appointed to the board. Non-employee directors have a target ownership level of shares of our common stock having a value of at least five times the then-current amount of the annual board retainer. All of our non-employee directors who have been in their positions for at least five years are in compliance with the applicable stock ownership guidelines, and all others are on track to meet these guidelines. In addition to the stock ownership guidelines, directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of any shares acquired upon the vesting of equity awards and are required to hold the shares until their individual ownership targets are met.

STOCK OWNERSHIP AND REPORTING
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of February 27, 2023 (unless otherwise noted), the number of shares of common stock beneficially owned by: 1) each person or entity known by us to beneficially own more than five percent of our outstanding common stock; 2) each executive officer named in the Summary Compensation Table (SCT) that appears in the "Compensation Tables" section of this Proxy Statement (each, a Named Executive Officer); 3) each director and nominee for director; and 4) all of the current directors, director nominees, and Named Executive Officers as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owners
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	7,344,794	17.0
The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	4,967,605	11.5
American Century Capital Portfolios, Inc.[3] 4500 Main Street 9th Floor. Kansas City, MO 64111	3,123,957	7.0
Named Executive Officers
Barry C McCarthy[4]	906,061	2.1
William C. Zint[5]	35,002	*
Scott C. Bomar[6]	8,283	*
Christopher L. Thomas[7]	120,164	*
Yogaraj Jeyaprakasam[8]	84,863	*
Michael A. Reed[9]	74,978	*
Directors and Nominees
William C. Cobb[10]	15,061	*
Paul R. Garcia[11]	12,846	*
Don J. McGrath[12]	49,015	*
Cheryl E. Mayberry McKissack[11]	50,716	*
Thomas J. Reddin[11]	25,307	*
Martyn R. Redgrave[13]	73,434	*
John L. Stauch[11]	42,068	*
Telisa L. Yancy[11]	8,999	*
All Directors, Director Nominees and Named Executive Officers as a group (14 persons)[14]	1,506,797
* Less than 1 percent of the class.
(1)Based on a Schedule 13G/A filed with the SEC on January 26, 2023, reporting beneficial ownership as of December 30, 2022, and reporting that such beneficial owner and its affiliates have sole dispositive power over 7,344,794 shares and sole voting power over 7,228,613 shares.
(2)Based on a Schedule 13G/A filed with the SEC on February 9, 2023, reporting beneficial ownership as of December 30, 2022, and reporting that such beneficial owner and its affiliates have sole dispositive power over 4,851,528 shares and sole voting power over 0 shares.
(3)Based on a Schedule 13G filed with the SEC on February 8, 2023, reporting beneficial ownership as of December 30, 2022, and reporting that such beneficial owner and its affiliates have sole dispositive power over 3,123,957 shares and sole voting power over 3,063,237 shares.
(4)Includes 565,594 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 240,209 RSUs.
(5) Includes 1,953 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 27,125 RSUs.
(6)Reflects shares of stock owned by Mr. Bomar on October 18, 2022, his last day of employment.

(7)Includes 65,614 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 24,560 RSUs.
(8)Includes 84,080 RSUs.
(9)Includes 26,635 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 40,268 shares of RSUs.
(10)Includes 9,062 RSUs, of which 3,391 were issued pursuant to the director's decision to defer certain fees or equity awards.
(11)Includes 5,671 RSUs.
(12)Includes 28,102 RSUs, of which 20,431 were issued pursuant to the director's decision to defer certain fees or equity awards, and 2,000 shares held in trust.
(13)Includes 15,031 RSUs, of which 9,360 were issued pursuant to the director's decision to defer certain fees or equity awards.
(14)Includes 659,796 shares receivable upon the exercise of options exercisable within the next 60 days, and 496,792 RSUs, of which 35,182 were issued pursuant to directors' decisions to defer certain fees or equity awards.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, and its related regulations, require our directors and executive officers, and any persons holding more than ten percent of our common stock, to report their initial ownership of our securities and any subsequent changes in that ownership to the SEC. We inadvertently filed a late Form 4 for Chad Kurth, who is our principal accounting officer, reflecting an RSU grant made to him in May 2022.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In this Compensation Discussion and Analysis (CD&A), the Compensation and Talent Committee (referred to as the Committee throughout this CD&A and the compensation tables following this CD&A) describes the principles of our executive compensation program, how we applied those principles in compensating our NEOs for 2022, and how we use our compensation programs to motivate effective executive performance aligned to our overall company goals. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. The table below identifies our NEOs.

Named Executive Officer	Title at the End of 2022	Years in Position at End of 2022 (rounded)	Years of Service at End of 2022 (rounded)
Barry C. McCarthy	Director, President and Chief Executive Officer	4	4
William C. Zint[1]	Senior VP, Chief Financial Officer	1	3
Scott C. Bomar[2]	Former Senior VP, Chief Financial Officer	2	2
Christopher L. Thomas[3]	Former Senior VP, Chief Revenue Officer	3	3
Yogaraj Jeyaprakasam[4]	Senior VP, Chief Technology and Digital Officer	1	1
Michael A. Reed	Senior VP, Division President, Payments	3	3
(1)Mr. Zint assumed the role of Senior VP, Chief Financial Officer on October 16, 2022.
(2)Mr. Bomar resigned from his role as Chief Financial Officer effective October 18, 2022.
(3)Mr. Thomas transitioned out of his Chief Revenue Officer role effective January 6, 2023, and his employment will end on April 28, 2023. During this transition period, he will act as Special Advisor to Mr. McCarthy.
(4)Mr. Jeyaprakasam was hired on May 2, 2022.
Fiscal 2022 Performance Highlights
During fiscal year 2022 (FY 2022), while modernizing our company’s infrastructure, and while continuing to navigate COVID, and in the face of inflation and other challenges, we executed on our strategy to grow our revenue and further drive transformation. We made significant progress in the integration of our various technology platforms and continued focusing our organization on developing new and improved products. As a result, we are seeing the positive impact of new client wins in all our segments. Specific highlights from our four segments are as follows:
•Our Payments segment revenue, which contributed 30% of our FY 2022 revenue, grew 33.0% over the previous year. Excluding First American, the Payments segment grew 4.7%.
•Our Data Solutions segment revenue, which contributed 12% of our FY 2022 revenue, grew 2.0% over the previous year, primarily due to a growth in data-driven marketing from new clients and increased marketing efforts by banking and mortgage lending customers. This segment was impacted by the sale of our Australian web hosting business in May.
•Our Promotional Solutions segment revenue, which contributed 25% of our FY 2022 revenue, grew 3.0% over the prior year, as the segment saw volume and pricing increases.
•Our Checks segment revenue, which contributed 33% of our FY 2022 revenue, increased 3.7% from the previous year, driven by new customer wins and pricing increases, offsetting continued secular decline.
For purposes of compensation under our Annual Incentive Plan (AIP), our enterprise adjusted revenue was $2.252 billion. In FY 2022, we reported net income of $65.5 million compared to net income of $62.8 million for fiscal year 2021. For purposes of compensation under our AIP, our enterprise adjusted EBITDA was $464 million.
As we move into 2023, we continue to be encouraged by our One Deluxe strategy, which encourages promotion of our products and services across all of our customer segments. Our sales team is delivering on cross-sell opportunities across all our segments. At the same time, our product innovation team is working closely with our sales team and customers to create new, innovative products and platforms that will help further build out our One Deluxe strategy. Enterprise adjusted revenue and enterprise adjusted EBITDA are non-GAAP financial measures. See Annex A for a reconciliation of adjusted amounts to the most directly comparable GAAP amounts.
For a summary of executive compensation actions based on our FY 2022 financial performance, see "President and CEO Compensation" and "Other NEO Compensation" starting on page 32.

CEO Realizable Pay Versus Target Pay 2020-2022
In keeping with our pay for performance philosophy, the Committee designed our compensation program to ensure that the realized value our executives receive is aligned with company performance. Over the past three years, from 2020 to 2022, with strengthening operational performance, our executives have lead a successful business transformation to become a Trusted Payments and Data Company™, including delivering on sales-driven growth in each of the prior two years. At the same time, the actual pay our executives realized has been less than target. For example, the most recent PSU payout for the performance cycle ending in 2022 was 0%. As a result, during the past three years, our CEO’s realizable pay was materially lower than his target pay opportunity, showing alignment with our shareholders' experiences during the same time period, as described in the following charts:
The following assumptions and calculations were used for purposes of the charts above:
•Average 2020-2022 market capitalization was calculated as a simple average of market values as of December 31, 2020, 2021, and 2022, respectively (i.e., $1.2, $1.4, and $0.7 billion, respectively).
•Cumulative target pay for 2020-2022 includes base salary paid during each of the three years, target AIP pay for each year, the grant date fair values of long-term equity incentives awarded, and the target value of the 2021 Retention and Incentive Program award. Equity-based awards are valued as determined under ASC 718.
•Cumulative realizable pay for 2020-2022 includes base salary paid during each of the three years, actual AIP pay received for each year, the market value of shares released for long-term equity incentive awards, the intrinsic value of shares outstanding as of December 31, 2022 for long-term equity incentive awards, and the payment value of the Performance Units (PUs) actually earned under the 2021 Retention and Incentive Program. This calculation uses the $16.98 per share stock price as of December 31, 2022, and assumes that unvested PSUs are earned at target.
As a result of the gap between target pay and realized pay, following engagement with shareholders, the Committee in 2021 approved the unique 2021 Retention and Incentive Program. The Committee acknowledged that the overall tenure of our executive leadership team is less than three years, which highlighted the critical need to retain talent during our continued business transformation. As all of our NEOs remained through the end of 2022, the program achieved its purpose. Additionally, even with a partial payout of the 2021 Retention and Incentive Program award, executive pay remained aligned with our stock performance.

Fiscal 2022 Incentive Programs
As evidenced by the charts above, we believe our incentive programs reward performance and align the interests of management with those of our shareholders. In 2022, we again utilized both short- and long-term incentives, via our AIP and Stock Plan, in designing our compensation program. In structuring our incentive programs, the Committee also considers the general economic outlook, individual performance and responsibilities, experience, and competitive data. The performance metrics for the 2022 AIP and our long-term equity incentive program are summarized in the table below.

Incentive Program	Objective	Award Type	Performance Metrics and Weightings
AIP	Encourages and rewards valuable contributions to our annual financial and operational performance objectives	100% cash, with the option to defer into RSUs, 50% of which are matched by the company, with a two-year cliff vesting schedule	50% enterprise and/or business unit adjusted revenue[1]
30% enterprise adjusted EBITDA[1]
20% Strategic Initiatives
Long-Term Equity Incentives	Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to our Peer Group	Combination at target of 50% RSUs, and 50% PSUs, with PSU payouts determined based on achievement of defined performance metrics	50% of PSUs - three-year total revenue[1]
50% of PSUs - three-year TSR relative to a list of publicly-traded companies[2]
(1)Enterprise adjusted revenue and enterprise/business unit adjusted EBITDA are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A. Under the business unit plan, the weighting of the adjusted enterprise revenue metric was 25%, and the weighting of the adjusted business unit revenue metric was 25%, for a total of 50%.
(2)TSR index consists of publicly-traded companies on the Russell 3000 Index in the Commercial & Professional Services (2020) and Software & Services (4510) GICS industries at the start of the performance period.
Results from Shareholder Engagement
As a company, we are committed to both listening and being responsive to our shareholders. The Committee carefully considers the results of the annual shareholder vote on the compensation of our NEOs, commonly referred to as Say on Pay. Throughout 2022, we continued our shareholder outreach campaign to identify views on our executive compensation programs and, where reasonable, implement changes that directly address any concerns.
During our 2022 Annual Meeting of Shareholders, approximately 83% of votes were cast in support of our executive compensation programs, compared to an average of approximately 91.5% support over the last ten years. As part of our 2022 shareholder outreach campaign, we invited our largest 25 shareholders, representing approximately 76% of our outstanding shares, to discuss their views on, among other things, executive compensation, board diversity, proxy disclosure, and ESG measures. We met with shareholders representing nearly 19% of our outstanding shares. We will continue to maintain an active dialogue with shareholders and continue to elevate and integrate feedback into board discussions, including topics such as pay-and-performance and metrics that are used to determine short and long-term incentive compensation. The participants in the outreach team consisted of our Committee Chair; Chief Human Resources Officer; Chief Administrative Officer, General Counsel and Corporate Secretary; and Vice President Total Rewards. As a part of the process, we also engaged MacKenzie Partners, Inc., as an advisor.
The table below summarizes key feedback from our shareholders and their advisors, and our responsive actions.

Limited use of one-time retention awards
•As previously disclosed in our 2021 proxy statement, one-time retention awards were made to select executives after gaining insight from our shareholders during the 2020 outreach campaign and following review of prevailing market practices.
•The board took this action to recognize the leadership efforts of these individuals in reorienting the company's traditional business of providing personal and business checks and launching our transformational strategy to create a Trusted Payments and Data Company™.
•Our investors understood and supported the rationale for these one-time retention awards. The Committee agrees that such retention awards should be an uncommon practice to be used only in extraordinary circumstances. We do not have a history of frequently granting retention awards to our NEOs.
•The earned cash portion of the 2021 retention awards is included in the SCT of this proxy statement on page 43 in compliance with SEC reporting requirements; however, this amount in the SCT does not reflect a new grant made in 2022. To be clear, the Committee did not approve any new retention grants in 2022 and will not do so in 2023.

Disclosure around the performance goals and performance period of the 2021 one-time retention awards
•Our investors supported the Committee's decision to make 100% of the one-time retention awards subject to future performance, which reinforces our commitment to pay for performance. In fact, only 50% of the one-time awards was earned based on actual performance results, as is more fully described on page 38.
•The retention awards were subject to rigorous adjusted earnings per share (EPS) and absolute TSR goals. Because these were one-time incremental awards, the Committee set the performance goals at appropriate levels that could be attained only by outperforming our operational goals and the market. Because the awards were incremental, they were structured as "all or nothing," meaning no payout would occur absent achievement of 100% of the goal. We did not apply a sliding scale payout curve more common with annual incentive design because we did not want to encourage excessive risk taking.
•Further, our investors supported the use of adjusted EPS as the operating metric as it aligns with our profitability objectives and is correlated to shareholder value creation.
•Unlike our PSUs and RSUs that vest over three- and four-year periods, respectively, the one-time retention grants measured performance over a two-year period. This was a strategic decision to align the performance period with a key phase of our business transformation during a time in which the continuity of our executive leadership was critical.

Pay and Performance Alignment
•Paying for performance is the foundation of our compensation philosophy that seeks to set target pay opportunities near the median of the market based on the NEO role, responsibilities, tenure, experience and other market factors. Our most recent competitive benchmarking study indicated that our CEO's target direct compensation is positioned below the peer group median.
•Our NEOs' actual earned compensation (commonly referred to as realized or realizable pay) is markedly different from target compensation and has historically been below target compensation, as illustrated by our CEO's realizable pay chart on page 29. Because our compensation program design is driven by investor feedback, strategic objectives, and market best practices, the vast majority of our NEOs' compensation is at risk and is subject to operating and market performance conditions.
•We have a long history of aligning pay and performance. During the past few years, we have transformed into a Trusted Payments and Data Company™. Notwithstanding the current per share price of our stock, the Committee believes that this successful execution of our strategic and operational objectives will ultimately contribute to long-term shareholder growth. Our incentive structure is designed to be in alignment with operating results, as demonstrated by the following historical incentive payouts to our CEO:
◦AIP: 120%, 87%, 70%, 96.6% from 2022 to 2019, respectively; and
◦PSU: 0%, 80%, 0%, 37.5% payouts occurring for periods ending in 2022 to 2019, respectively.

Incentive Plan Design
•In 2022, as in 2021, our AIP measured adjusted revenue and adjusted EBITDA at the enterprise level. The PSU program measured three-year revenue and three-year relative TSR.
•Our investors expressed support for our core incentive programs, including our focus on revenue growth over multiple performance periods, which also aligns with our strategic plans that we frequently discuss with investors.
•As noted above, adjusted EPS aligns with our profitability objectives and is correlated to shareholder value creation.

Reporting on ESG matters
•We care deeply about our employees, our customers, our environment, and the social fabric of the communities we serve, and with the support of our board, our executive leadership team strives to build programs to further these purposes.
•We have worked diligently to better understand these elements, improved our internal operations and processes to assess ESG priorities, and enhanced our disclosure in this Proxy Statement, beginning on page 4.
•Shareholders hold a favorable view toward our diversity practices. Shareholders inquired about board diversity and diversity practices deeper in the organization and were pleased with the actions being taken. We will continue to grow and advance diversity practices through both current and new programs. We are committed to diversity at all levels and are proud to have diverse board leadership. We remain committed to board diversity and broad representation throughout our company.

Compensation Philosophy
The Committee seeks to fairly pay for performance and actively reviews executive compensation utilizing both peer company comparators and salary survey data. The Committee consults with FW Cook, its independent compensation consultant, on matters of executive pay and targets compensating executives near the median of total direct compensation, which includes base salary and annual and long-term equity incentive awards. The Committee considers both executive performance and scope of the role when making pay decisions. The Committee designs the executive pay mix to ensure that a significant percentage of total direct compensation is performance-based, with a mix of annual and long-term incentive awards. Additionally, the Committee emphasizes equity awards so that a substantial portion of each executive's total compensation is linked directly to our stock price or otherwise driven by performance. The Committee further believes that, from time to time, additional compensation may be necessary, including to reward extraordinary efforts or to retain key executives. Every compensation decision is considered carefully with shareholders' best interests as a critical factor.
The chart below indicates the target pay mix for 2022, with percentages calculated using target base salary, target annual incentive and target long-term equity incentive awards as of December 31, 2022.

			Performance Based
Named Executive Officer	Base Salary	RSUs	Cash Incentive	PSUs	Total Performance Based
CEO	14.2%	34.4%	17.0%	34.4%	51.4%
All Other NEOs[1]	26.1%	26.7%	20.5%	26.7%	47.2%
(1)Excludes Messrs. Zint and Jeyaprakasam, who were promoted on October 16, 2022 and hired May 2, 2022, respectively, and, therefore, were not included in the Committee's target pay mix determinations in early 2022.
President and CEO Compensation and Other NEO Compensation
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes components of his 2022 compensation package, including 2022 compensation actions that are specific to him.

Pay Element	Key Features
Base Salary	•2022 annual base salary changed effective April 1, 2022, from $900,000 to $925,000
AIP
•Target annual incentive payout for 2022 was $1,102,500, or 120% of actual base salary
•Actual annual incentive payout for 2022 was $1,323,000, or 120% of target
•Awards are paid in cash, with the option to defer into RSUs, 50% of which are matched by the company, with a two-year cliff vesting schedule

Long-Term Equity Incentives	•For 2022, the target value of the long-term equity incentive award was $4.5 million (a 50/50 mix of RSUs and PSUs), an increase from $4.0 million in 2021
Long-Term Disability Plan
•Supplemental long-term disability insurance policy that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which Mr. McCarthy also participates

The table below describes the components of the 2022 compensation package for our NEOs generally.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth	•Base salary is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
AIP	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of annual corporate goals
•Annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•Awarded based on the following goals: 50% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA, and 20% strategic initiatives which are defined on page 35
•Awards are paid in cash, with the option to defer into RSUs, 50% of which are matched by the company, with a two-year cliff vesting schedule
•Annual incentive award targets are based on position and range from 75% to 120% of actual base salary and are capped at 200% of target value
•For 2022, target opportunity remained constant for all NEOs, and awards were paid out at 120% of target

Long-Term Equity Incentives
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target pay mix includes 50% PSUs, which vest based on two metrics: absolute (total revenue) and relative TSR (share price performance relative to peers in the Russell 3000, Commercial & Professional Services and Software Services GICS industries), and 50% time-based vesting RSUs

•Award sizes are targeted to median Peer Group levels and survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year total revenue and three-year TSR relative to our Peer Group
•2022 awards were targeted at or near the market median and were made considering individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in 401(k) savings plans and non-qualified compensation deferral plans
For a discussion of payments and benefits that our NEOs would receive under various termination scenarios, please refer to the "Severance and Change of Control Arrangements" section in this Proxy Statement.
Benchmarking Process
Based on FW Cook's recommendation, the Committee used two sources of data to benchmark compensation: (1) data from the publicly-available proxy statements of a peer group of companies (Peer Group) which the Committee believes, after consultation with FW Cook, are of comparable size range in various industries that share common business traits with us; and (2) market data drawn from published, broad-based, third-party general industry surveys including the Aon Hewitt Total Compensation Measurement General Industry Survey and the Willis Towers Watson Executive Compensation Database General Industry Survey. Data selected from the surveys is scoped based on our revenue.
Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys and the Peer Group data referenced above, and after consideration for internal pay equity. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Base salaries are the foundation for the performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are typically set as a percentage of base salary. Base salaries earned in 2022 for each of the NEOs are shown in the SCT on page 43.

Our Company's Peer Group
The Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive officer positions at other companies within our Peer Group. For purposes of compensation decisions made in 2022, our Peer Group consisted of the following companies:

2022 Peer Group
ACCO Brands	Cimpress	Evertec	Insperity	Pitney Bowes
Broadridge Financial	Corelogic	EVO Payments	Iron Mountain	Quad Graphics
Cardtronics	Dun & Bradstreet	Fair Isaac	Jack Henry & Associates	Shopify
CBIZ	Equifax	GoDaddy	Paychex	WEX
The Committee selected this Peer Group after consultation with FW Cook. In selecting companies for our Peer Group, the Committee considered various criteria, including, but not limited to, range of revenue size and market capitalization, industry relevance, business cycle and financial performance. Because there were no publicly held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, the Committee focused on similarly complex companies having similar customers, or who provide technology-based business solutions. Based on these considerations, and in an effort to ensure that all of our strategic focus areas were covered by our Peer Group, in April 2022 the Committee removed three companies (Cardtronics, Corelogic and GoDaddy) and replaced them with three new companies (Black Knight, Bread Financial, and Conduent) that the Committee felt are more closely aligned with our business areas. The following table lists the companies that were in the updated Peer Group when the Committee set 2023 compensation levels for our executive officers.

2023 Peer Group
ACCO Brands	CBIZ	Equifax	Insperity	Pitney Bowes
Black Knight	Cimpress	Evertec	Iron Mountain	Quad Graphics
Bread Financial	Conduent	EVO Payments	Jack Henry & Associates	Shopify
Broadridge Financial	Dun & Bradstreet	Fair Isaac	Paychex	WEX
Use of "Tally Sheets" and Wealth Accumulation Analysis
In October 2022, the Committee and FW Cook reviewed "tally sheets" that quantified the total compensation package of each NEO, the impact of stock price changes on the value of existing long-term equity incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions.
Other Factors Considered in Setting Pay Opportunities for NEOs
The Committee considers multiple factors in addition to market data in determining individual pay opportunities. Such factors include an individual's general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual's pay in the context of other employees. While pay opportunities are generally competitive for executives with comparable levels of responsibility in our Peer Group, applying the requisite discretion based on such factors may result in pay opportunities that are different from the market-based data. Overall pay opportunities reflect our executives' positions, responsibilities and tenure.
The Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the markets in which we compete for talent. In constructing an overall compensation program, the Committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance. The Committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on our long-term growth. Each year the Committee reviews the form and value of long-term equity incentive grants to ensure alignment with our overall compensation philosophy and to reward attainment of our enterprise-wide goals.
Annual Incentive Compensation
AIP Design
Our AIP is designed to reward achievement of specified financial performance goals that we consider to be important contributors to shareholder value. At or prior to the beginning of each year, we typically set goals consistent with our annual operating plan. For 2022, the target pay opportunity was stated as a percent of base salary and, for the NEOs, was based on the market median of target annual incentive awards for comparable positions published in broad-based surveys and for the Peer Group. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Annual incentive awards earned may exceed the target amount if performance goals are exceeded and may be less than the target amount if the performance goals are not fully attained. The Committee annually reviews the performance metrics and their relative weighting. In all cases, the Committee retains the right to exercise its discretion in making a payout due to extraordinary circumstances.
In 2022, the AIP design consisted of three components for the enterprise plan, in which all of our NEOs other than Mr. Reed participate. The first two components were based on our performance against enterprise adjusted revenue goals (50%) and enterprise adjusted EBITDA goals (30%). The third component consisted of a group of key initiatives (Strategic Initiatives) (20%) developed to assess our progress in transforming our business, consistent with our strategic growth initiatives. For Mr. Reed, who is a participant in a business unit plan, the plan had four performance metrics. The first two metrics were based on our performance against an enterprise adjusted revenue goal (25%) and the Payments segment adjusted revenue goal (25%). The third metric was based on enterprise adjusted EBITDA (30%). The fourth metric was based on Strategic Initiatives (20%).
Awards earned under the AIP are paid in cash. However, each of our AIP participants may also voluntarily choose to receive up to 100% of the AIP payout in deferred RSUs, in which case we provide a 50% match on the deferred RSUs. We refer to these RSUs collectively as "bonus deferred RSUs," which vest on the second anniversary of the date of the grant. Due to tax laws, decisions to defer an annual incentive award must be made by December 31st of the preceding year. We believe the option for participants to receive their cash incentive in bonus deferred RSUs encourages employee stock ownership and retention.
Annual Operating Plan (AOP)
The Committee established AIP performance goals based on our AOP. We set challenging goals that would be attainable only as a result of exceptional performance in order to drive the achievement of our short- and long-term objectives. The following table illustrates the 2022 threshold and maximum performance levels for the AIP compared to the AOP, as well as the corresponding payout percentages, versus the target award opportunity, at each level of performance. Actual AOP outcomes against targets are set forth in the "2022 Outcomes Against Goals" section below.

Performance Level	Enterprise Adjusted EBITDA	Enterprise Adjusted Revenue	Payments Adjusted Revenue	Payout (% of target)
Maximum	116.2% of AOP and above	105.0% of AOP and above	105.0% of AOP and above	200%
Target	AOP	AOP	AOP	100%
Threshold	93.6% of AOP	96.0% of AOP	96.0% of AOP	50%
Below Threshold	—	—	—	0%
Strategic Initiatives
The Committee included Strategic Initiatives as a performance metric under the AIP. These initiatives are quantitative and qualitative indicators of our progress on various goals in our transformation. In 2022, we utilized three categories of Strategic Initiatives:
•Payroll/HR/Disbursements and Receivables as a Service (RaaS) marketing rollouts;
•focus on Data Solutions growth through signing of net new company logos, thus expanding future revenues; and
•furthering inclusion, diversity & equity programs.

2022 Outcomes Against Goals
The following table presents the target and actual performance results for each AOP-related performance metric for NEOs, as well as the resulting payouts as a percentage of target.

Factors[1] (Dollars in Millions)	Target ($)	Actual ($)	Weighting (%)	Actual Performance (% of target)	Payout[3] (% of target)
Enterprise Adjusted Revenue	2,202.6	2,252	25% for Mr. Reed; 50% for other NEOs	102.2%	129.5%
Payments Adjusted Revenue[2]	681.0	679	25% for Mr. Reed	99.6%	99.5%
Enterprise Adjusted EBITDA	468.1	464	30%	99.1%	99.2%
(1)Enterprise adjusted revenue, segment adjusted revenue, and enterprise adjusted EBITDA are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A.
(2)This metric is only applicable to Mr. Reed.
(3)The Strategic Initiatives metric has a 20% weighting and is made up of three components that are both quantitative and qualitative in nature as described in this Proxy on page 35. After Committee assessment, the payout for the Strategic Initiatives metric was determined to be 125.0%
2022 Annual Incentive Plan Payout
Based on the outcomes against goals, the Committee recommended, and our board approved, a blended AIP payout of 120% for all of the NEOs as set forth in the table below.

Name	2022 Base Salary ($)	Target as a % of Base Salary	Award at Target ($)	Payout as a % of Target	Actual Payout ($)
Barry C. McCarthy	918,750	120%	1,102,500	120.0%	1,323,000
William C. Zint[1]	326,531	49%	159,775	120.0%	191,730
Scott C. Bomar[2]	—	—%	—	—%	—
Christopher L. Thomas	593,750	85%	504,688	120.0%	605,625
Yogaraj Jeyaprakasam[3]	500,000	75%	375,000	120.0%	450,000
Michael A. Reed	575,000	75%	431,250	120.0%	517,500
(1)Mr. Zint assumed the role of Senior VP, Chief Financial Officer on October 16, 2022, and his target as a percentage of base salary increased to 75% effective on the same date. The target percentage displayed in the table is a blend of the 75% and his prior target percentage that was in effect from January 1 to October 15.
(2)Mr. Bomar voluntarily resigned from his role as Senior VP, Chief Financial Officer effective October 18, 2022, forfeiting his participation in the 2022 AIP.
(3)Mr. Jeyaprakasam was hired on May 2, 2022, and, as agreed upon between the company and Mr. Jeyaprakasam, his AIP payout is calculated against his full-year annual base salary.
The amounts earned by all NEOs under the AIP for 2022 are included in the "Non-Equity Incentive Plan Compensation" column of the SCT appearing later in this Proxy Statement.
Long-Term Equity Incentive Compensation
Overview
We believe our long-term equity incentive compensation design properly balances and achieves several critical objectives for our executive compensation program:
•supports and rewards the achievement of our long-term business strategy and objectives;
•encourages decisions and behavior intended to increase shareholder value;
•reinforces the pay-for-performance orientation of the overall executive compensation program;
•enables us to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities; and
•promotes share ownership and facilitates achievement of the stock ownership guidelines.

We utilize our Stock Plan to provide our NEOs with equity awards that are directly linked to the value provided to our shareholders. Long-term equity incentive compensation for our executives, including NEOs, generally is set at or near the median of long-term equity incentive compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys and our Peer Group. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities.

Grant Type	Purpose	Weight	Performance Metrics	Vesting
PSUs	Contain an "at risk" component to incent achievement of our performance goals, with maximum and minimum parameters designed to balance objectives of incenting performance in a way that enhances shareholder value and the retention of valuable executives	50%	50% of PSUs - three-year total revenue goal	three-year cliff
			50% of PSUs - three-year TSR relative to index companies within two GICS codes
RSUs	Provide motivation and retentive value through four-year ratable vesting schedules	50%	N/A	four-year ratable
Total revenue is monitored over the three-year performance period, and payout is based on achieving a target for total revenue by the end of the performance period in 2024. Relative TSR is measured over the three-year performance period and is compared to an index of publicly-traded companies in the Russell 3000 Index in the Commercial & Professional Services and Software and Services GICS industries. These codes represent relative performance to approximately 325 companies. At the time of payout determination, awards are subject to reasonable adjustments, including unknown or unanticipated items, whether favorable or unfavorable, to the calculation of the performance goals as determined by the Committee. Examples include, but are not limited to, acquisitions, partnerships, divestitures, changes in tax law, or other regulatory changes. In order to earn any payout under the PSUs, we must make significant progress in each year of the three-year performance period. Historically, if targets are attained, the PSUs have been converted to shares. However, the PSU award agreements allow our board discretion to pay out any earned amounts in cash or stock.
For PSUs granted in 2022, the payout amount could vary from zero to 200% of the target award value, depending upon the performance level achieved for the three-year period ending December 31, 2024. No PSUs are paid out unless minimum performance thresholds are met for the three-year performance period.
RSUs vest in equal one-quarter increments on each of the first four anniversaries of the grant date. These awards are intended to further align the interests of the recipients with those of our shareholders, while promoting executive retention. These awards accrue dividend equivalents that are only paid out upon vesting.
For more information on the treatment of long-term equity incentive awards in the event of the holder's involuntary termination or a change of control, see "Severance and Change of Control Arrangements."
All annual equity awards made to the NEOs and other recipients are targeted to be on the same annual grant date, except for awards made in conjunction with an individual's promotion or hire date, as required by board approval, or as necessary to facilitate retention of key employees.
2022 Long-Term Equity Incentive Awards
The following table details the target grant date fair value used by the Committee to determine the number of PSUs and RSUs awarded to the NEOs in 2022, which are disclosed in the "Grants of Plan-Based Awards" on page 45. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

Name	Target Grant Value ($)	Target PSUs Granted (#)	RSUs Granted (#)
Barry C. McCarthy	4,500,000	69,380	69,380
William C. Zint[1]	150,000	—	4,625
Scott C. Bomar	1,100,000	16,960	16,960
Christopher L. Thomas	1,450,000	22,356	22,356
Yogaraj Jeyaprakasam	1,925,000	16,654	61,062
Michael A. Reed	1,000,000	15,418	15,418
(1) Mr. Zint received his 2022 RSU grant prior to his appointment to Senior VP, Chief Financial Officer in October 2022. His first grant of PSUs and RSUs as a NEO will occur in 2023.

2020-2022 PSU Award Payouts
Our 2020-2022 PSU awards used equally weighted performance metrics of (i) fiscal year 2022 total revenue, and (ii) three-year TSR as compared to a peer group, as represented in the following charts.

Fiscal Year 2022 Total Revenue
	Threshold	Target	Maximum
Fiscal Year 2022 Total Revenue ($ in Billions)	$2.210	$2.170	$2.195
Payout	50%	100%	200%

3-Year TSR (through 12/31/2022)
	Threshold	Target	Maximum
TSR Ranking in Peer Group	25% Peer Group percentile	50% Peer Group percentile	75% Peer Group percentile
Payout	40%	100%	200%
The payouts for both of these PSUs were determined to be zero, because the actual results for both fiscal year 2022 total revenue and TSR ranking were below the threshold performance level. Fiscal year 2022 total revenue was $1.950 billion, excluding amounts from our First American business that was acquired in 2021, which was below the threshold for a payout. Our actual three-year TSR, as compared to the peer group, had a percentile rank of 10.1%, below the 25th percentile threshold for a payout.
2021 Retention and Incentive Program Payouts
The Committee takes seriously its commitment to performance-based pay. As previously disclosed in our 2021 proxy statement, when a one-time 2021 retention award was deemed to be necessary by the board in order to bolster retention of our executive team, it was designed to be in line with shareholders' best interests and 100% performance based. Half of the award was based on relative total shareholder return (rTSR) which aligns directly to investor interests, and half of the award was based on cumulative adjusted EPS, which is a long-term measure that highly correlates with rTSR performance and is within management's control. The 2021 Retention and Incentive Program was designed to recognize our NEOs for our transformation into a Trusted Payments and Data Company™. The most recent payouts on completed PSU performance cycles for awards granted outside of this program were 0%, 80%, 0%, and 37.5%. Because these long-term incentives were insufficient to retain our executives who were instrumental to furthering our transformation in 2021 and 2022, the 2021 retention award was critical. During the measurement period for the 2021 retention awards, we achieved the desired outcome of growing organic revenue and shifting a significant portion of our revenue to the Payments segment. However, as we did not achieve the rTSR goal, only a 50% payout was earned on the cumulative adjusted EPS portion of the awards, which payout is more fully described below. The Committee believes that the resulting outcome after two years is that, although only a 50% payout was earned, the retention award was effective. The Committee believes that the company would have experienced even more executive attrition if not for this award, which may have impacted company performance. All NEOs who received an award remained with Deluxe through 2022, and they helped tremendously in furthering our transformation and contributed greatly to our strong fiscal performance in 2022. Prior to the issuance of this award, the Committee asked for input during a shareholder outreach campaign, and that input influenced the design of the award.
The following key points of the 2021 Retention and Incentive Program awards align with shareholder interests:
•designed as 100% performance based award;
•awards were previously fully disclosed to shareholders in the 2021 proxy;
•shareholder support shown for executive pay programs through a 82.3% "for" say-on-pay vote in 2022;
•PSU vesting based on the attainment of a two-year annualized absolute TSR CAGR of 12%;
•PU vesting based on the attainment of a two-year cumulative adjusted diluted EPS goal of $10.16; and
•shareholder-friendly guardrails to avoid windfall scenarios, including limitations on termination-related vesting.

As we described in our 2021 Proxy Statement, the following one-time retention award values were granted to the NEOs listed below in 2021:

NEO[1]	Target PSU Value ($)	Target No. of PSUs (#)	Target PU Award ($)	Total Target Award ($)
Barry C. McCarthy	3,250,000	78,750	3,250,000	6,500,000
Christopher L. Thomas	500,000	12,115	500,000	1,000,000
Michael A. Reed	450,000	10,904	450,000	900,000
(1)Messrs. Bomar and Jeyaprakasam did not receive awards because they were hired by the company after the March 1, 2021 grant date. Mr. Zint did not receive an award because he was not an NEO on the grant date.
The 2021 Retention and Incentive program awards had a 24-month performance period from January 1, 2021 to December 31, 2022. The Committee reserved the right to make reasonable adjustments to performance metric outcomes, including adjustments for unknown or unanticipated items and unforeseen circumstances, whether favorable or unfavorable, to the calculation of the performance outcomes as determined by the Committee. In adherence to the plan design, the Committee reviewed and approved reasonable adjustments at the time the performance results were measured. These adjustments consisted of impacts due to divestitures and acquisitions, extraordinary and unplanned interest rates, and the cumulative impact of holding share count, taxes, and currency constant as described in Annex A. The Committee believes these adjustments were appropriate under the plan as each was unknown and unanticipated. Further, the Committee felt that the adjustments reflected the intention of the plan as a much-needed retention tool in a climate of higher than historical turnover rates in the company's management positions.
As a result of shareholder engagement feedback, the award agreements also contained shareholder-friendly guardrails to avoid windfall scenarios, including pro rata vesting based on actual achievement of the applicable goal in the event of a recipient's termination at least one year after the commencement of the performance period, but prior to the end of the performance period, by reason of (a) involuntary termination without cause, (b) resignation for good reason within 12 months following the consummation of a change of control (where the award is not assumed or replaced by the acquiring entity), (c) death, or (d) disability.
The following table summarizes the performance goals and actual outcome for the 2021 Retention and Incentive Program PSUs and PUs:

Award Type	Performance Period	Performance Metric and Goal	Actual Performance Outcome	Payout Result
PSU	January 1, 2021 - December 31, 2022	Annualized absolute TSR of 12% or greater	-16% annualized absolute TSR	Zero
PU	January 1, 2021 - December 31, 2022	Cumulative adjusted diluted EPS of $10.16 per share or greater	$10.31 per share cumulative adjusted EPS[1]	100% of target
(1)Cumulative adjusted diluted EPS is a non-GAAP financial measures. For a reconciliation of this non-GAAP measure to its most directly comparable GAAP counterpart, see Annex A.
The following table summarizes the resulting payout results for each NEO:

NEO	Target No. of PSUs (#)	Shares Earned and Issued (#)	Target PU Award ($)	PU Cash Earned[1] ($)
Barry C. McCarthy	78,750	—	3,250,000	3,250,000
Christopher L. Thomas	12,115	—	500,000	500,000
Michael A. Reed	10,904	—	450,000	450,000
(1)The cash for achievement of the PU goal was paid in the first quarter of 2023 and is included in the "Non-Equity Incentive Plan Compensation" column for 2022 of the SCT in this proxy statement.

Retirement and Other Benefits
Our NEOs are eligible to participate in the same qualified broad-based retirement plans that are available to all U.S. employees. Our retirement plans are regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we typically recruit talent to help ensure that we remain competitive in the market. The incremental value of benefits provided to our NEOs under this program is included in the All Other Compensation column of the SCT. We provide our NEOs with benefits available to other eligible U.S. employees. These benefits include medical, dental, life and disability insurance, as well as the qualified retirement savings plan (the 401(k) Plan and Roth 401(k) Plan) that, when in effect, includes a company match of the employee's pre-tax and after-tax contributions.
Our NEOs and certain other executives are eligible to participate in our tax-deferred compensation plans. The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis. Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code of 1986 (Section 409A), NEOs and other key employees may choose to defer up to 100 percent of their base salary (less applicable deductions) and up to 50% of any AIP payout into multiple investment options. This plan also contains a provision that restores benefits lost under the defined contribution retirement plan due to Internal Revenue Code limits. Contributions for the NEOs under this provision for 2022 are reflected in the All Other Compensation column of the SCT. The investment options are similar to the investment options available to employees in our broad-based retirement plans. The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.
Our President and CEO is provided a supplemental long-term disability insurance plan that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which he also participates. The total benefit, combining the supplemental and broad-based plans, equates to the amount that would otherwise result from the broad-based plan if the salary were uncapped.
Compensation Design Process
Role of the Committee and Management in Determining Executive Compensation
The Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, annual incentive and long-term equity incentives awarded to our NEOs. Our President and CEO and other executives may assist the Committee in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and our company.
The President and CEO's performance is reviewed by the Committee, with input from the other non-employee members of the board. The President and CEO annually reviews the performance of each other executive officer who reports to him, including the NEOs. The recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee for approval. Members of management play various additional roles in this process, as follows:
•The President and CEO makes recommendations to the Committee regarding increases and compensation packages for the executive officers (other than himself) based on market-based compensation information obtained from FW Cook and evaluation of the performance of the executives against their goals.
•The Chief Human Resources Officer and the Vice President, Total Rewards provide the Committee with details of the operation of our various compensation plans, including the design of performance measures for our AIP and the design of our long-term equity incentive program.
•The President and CEO and Senior Vice President, CFO provide information and analysis and make a recommendation to the Committee relevant to the process of establishing performance targets for our AIP, as well as any other performance-based awards, and present information regarding the attainment of corporate financial goals for the preceding year.
•The Senior Vice President, Chief Administrative Officer, General Counsel and Secretary attends meetings of the Committee to provide input on legal issues, responds to questions about corporate governance, and reviews and approves the preparation of minutes.
The Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Committee also meets regularly in executive session without management present. The Committee makes the final determination of the executive compensation package provided to each of our NEOs.
Compensation Consultant Services and Independence
The Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained FW Cook, a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to us. Management has no separate relationship with FW Cook. Pursuant to SEC rules, the Committee assessed the independence of FW Cook, including based on information provided by FW Cook, and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
FW Cook performed the following services for the Committee in 2022: prepared and reviewed market benchmarking data for the President and CEO and other NEOs to assist the Committee in determining appropriate levels of compensation; reviewed the methodology on which compensation is based and designed; prepared and reviewed market data on the design and competitiveness of non-employee director compensation; informed the Committee of current updates regarding trends in executive and director compensation; reviewed tally sheets; assessed incentive risk and other proxy disclosures; and reviewed regulatory and governance guidance and pay-for-performance updates. FW Cook attended all Committee meetings upon invitation and participated in executive sessions without management present.
Management of Compensation-Related Risk
In establishing and reviewing our executive compensation program, the Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. We have a robust process of evaluating our compensation plans, programs and practices, which includes a risk analysis of myriad compensation design features. This evaluation occurs annually and is reviewed by FW Cook and provided to the Committee for review. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. All such plans were deemed to have substantial risk mitigating features, including the following: a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures; a portfolio of long-term incentives, including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants and significant stock ownership guidelines; pre-approval requirements for executive stock transactions; and the existence of policies prohibiting stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.
The Committee also considers the effect compensation plans could have on risk to the overall enterprise, including how compensation programs for employees generally impact individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with compensation programs and practices, including, but not limited to, regular business reviews, alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations, review of enterprise risk management by the board as part of the annual strategy and budget reviews, and other appropriate internal controls. The Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on our results or operations.
Equity Award Grant Practices
We have a formal equity grant practice in place to ensure that equity awards will be made on specified dates. The Committee reviews and approves annual equity-based awards, including those made to senior executives who are reporting officers under Section 16 of the Exchange Act, in the first calendar quarter of each year (near the time of their annual performance reviews). We generally schedule board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs around the same time every year. We do not time our equity awards to take advantage of market conditions or the release of earnings or other major announcements by us.
Stock Ownership Guidelines for Executive Officers
The Committee has established stock ownership guidelines for executive officers which prohibit them from selling stock unless a minimum level of ownership is achieved. The Committee annually reviews each executive officer's progress toward attaining his or her ownership target. The target for the President and CEO is five times annual base salary and for all other current NEOs is two and one half times annual base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target. For purposes of calculating an executive officer's stock ownership under these guidelines, stock options are not included. While RSUs convertible into shares are included, prior to vesting, only 60% of their value is counted toward the ownership target. Our rationale is that approximately 40% of such units will be withheld or surrendered by the executive upon vesting to cover taxes. As a result of all NEOs being in role less than five years, none of them has yet met the share ownership guidelines and, as a result, our NEOs are unable to sell stock until the requisite ownership level is achieved. The Committee has no reason to believe that the target will not be reached by the applicable deadline.
In addition to the stock ownership guidelines, executive officers are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100% of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and the vesting of other equity awards and are required to hold the shares until their individual ownership targets are met.
Prohibitions on Pledging and Hedging Company Stock
We also maintain a policy prohibiting directors and executive officers from pledging our stock and from engaging in any transactions intended to hedge the economic risk of ownership in our stock. This policy prohibits executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps or collars), or (ii) pledging, hypothecating, or otherwise encumbering shares of our stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.
Policies on Clawback of Incentive Compensation
We have in place an Incentive Compensation Recovery Policy, which applies to our officers who are subject to Section 16 of the Exchange Act. The policy requires reimbursement or forfeiture of any excess incentive compensation received by an executive during the three fiscal years immediately preceding any required accounting restatement. The amount to be recovered will be the amount by which the executive's incentive compensation for the relevant period exceeded amounts that would have been earned based on the restated financial results. The policy also allows the board to require reimbursement or forfeiture of incentive compensation in the event an executive engages in detrimental conduct, including, but not limited to, willful violations of law, fraud, or gross misconduct.
While our Recovery Policy applies to incentive compensation earned by or awarded to executives on or after the date the policy was effective, our Stock Plan contains a similar provision requiring recoupment of excess incentive compensation earned under all awards if a restatement occurs within 12 months following the relevant performance period and the executive's misconduct contributed to the need for such restatement. We continue to monitor legislative updates and will amend our policy as appropriate to ensure compliance with regulatory requirements.
Consideration of Certain Tax Effects
Section 162(m) of the U.S. Internal Revenue Code (Section 162(m)) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former executive officers. The Committee believes that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted by tax considerations. Therefore, the Committee seeks to maintain equity incentive compensation at levels needed to attract and retain named executive officers essential to our success, even though all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation's Annual Report on Form 10-K for the year ended December 31, 2022.

MEMBERS OF THE COMPENSATION AND TALENT COMMITTEE

Paul R. Garcia, Chair	Cheryl E. Mayberry McKissack
Thomas J. Reddin	Telisa L. Yancy

COMPENSATION TABLES
The following tables present compensation for our NEOs and should be read in conjunction with the CD&A.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Barry C. McCarthy President and Chief Executive Officer	2022	918,750	—	4,871,517	—	4,573,000	12,218	10,375,485
	2021	900,000	—	5,239,543	1,200,004	470,880	12,518	7,822,945
	2020	855,865	—	2,962,074	1,312,502	89,468	36,750	5,256,659
William C. Zint[4] Senior Vice President, Chief Financial Officer	2022	326,521	—	149,989	—	191,730	—	668,240

Scott C. Bomar[5] Senior Vice President, Chief Financial Officer	2022	461,072	—	1,190,846	—	—	—	1,651,918
	2021	288,352	500,000	2,500,001	249,997	188,582	513	3,727,445

Christopher L. Thomas[6] Senior Vice President, Chief Revenue Officer	2022	593,750	—	1,569,727	—	1,105,625	980	3,270,082
	2021	562,500	—	1,278,627	412,497	416,925	1,280	2,671,829
	2020	499,558	—	1,101,339	428,752	—	13,073	2,042,722
Yogaraj Jeyaprakasam[7] Senior Vice President, Chief Technology and Digital Officer	2022	333,333	—	1,993,141	—	450,000	115,788	2,892,262

Michael A. Reed Senior Vice President, Division President, Payments	2022	575,000	—	1,082,575	—	967,500	—	2,625,075
	2021	496,250	—	624,739	165,001	192,545	300	1,478,835
	2020	460,750	400,000	419,213	174,997	40,025	124,778	1,619,763
(1)Amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2022, 2021 and 2020. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of the following:
•For Mr. Jeyaprakasam, an inducement award of RSUs and PSUs made upon his hire in accordance with NYSE listing rules for employment inducement awards;
•For all other NEOs, annual long-term equity incentive compensation consisting of RSUs and PSUs received under the Stock Plan (2022 awards) and the 2020 Long-Term Incentive Plan (2020 and 2021 awards);
•2020 and 2021 AIP cash deferrals received as bonus deferred RSUs under the 2020 Long-Term Incentive Plan; and
•RSUs received as up-front grants for the 2020 AIP, received under the 2020 Long-Term Incentive Plan.
As described in the CD&A section, for those NEOs who chose to defer any part of their bonus, the following table reflects each NEO's bonus deferred RSUs received in lieu of cash under the AIP:

Name	AIP Match Rate	Plan Year	Grant Date	Grant Price ($)	Units Granted in Lieu of Cash Plus Match (#)	Value at Grant ($)
Barry C. McCarthy	50%	2021	1/27/2022	28.78	24,542	706,319
	100%	2020	1/28/2021	35.03	5,108	178,933
Christopher L. Thomas	100%	2020	1/28/2021	35.03	4,230	148,177

The portion of each executive's AIP compensation paid in cash is included in the "Non-Equity Incentive Plan Compensation" column.

The value of the PSUs included in this column for 2022 assumes target performance over the measurement period. Assuming threshold, target and maximum performance, the value of the PSUs, which includes Total Revenue PSUs and Relative TSR PSUs, are as follows:

Name	Threshold ($)	Target ($)	Maximum ($)
Barry C. McCarthy	1,012,497	2,249,993	4,499,987
Scott C. Bomar	247,506	550,013	1,100,260
Christopher L. Thomas	326,252	725,005	1,450,010
Yogaraj Jeyaprakasam	185,634	412,520	825,039
Michael A. Reed	225,003	500,006	1,000,011

Mr. Zint was not a NEO when the 2022 equity grants were made; therefore, he did not receive PSUs. For more information regarding the 2022 grants of RSUs, and PSUs, refer to the Grants of Plan-Based Awards Table.
(2)Amounts listed in this column reflect cash amounts paid to the NEOs under the AIP. Mr. Jeyaprakasam's cash AIP bonus was not prorated, but was calculated based on his full year annual base salary. Amounts also reflect payments made to Messrs. McCarthy, Thomas, and Reed in connection with the vesting of PUs granted under the 2021 Retention and Incentive Program. A discussion of the performance requirements and related vesting is included in the "2021 Retention and Incentive Program Payouts" section of the CD&A.
(3)The 2022 amounts listed in this column are described in the All Other Compensation Table and its accompanying footnotes.
(4)Mr. Zint assumed the role of Senior Vice President, Chief Financial Officer, on October 16, 2022.
(5)Mr. Bomar resigned from his position of Senior Vice President, Chief Financial Officer, effective October 18, 2022.
(6)While Mr. Thomas was employed during the entirety of fiscal 2022, he transitioned out of his Chief Revenue Officer role effective January 6, 2023, and his employment will end on April 28, 2023.
(7)Mr. Jeyaprakasam was hired on May 2, 2022.
ALL OTHER COMPENSATION TABLE

Name	Perquisites and Other Personal Benefits ($)[1]	Total ($)
Barry C. McCarthy	12,218	12,218
William C. Zint	—	—
Scott C. Bomar	—	—
Christopher L. Thomas	980	980
Yogaraj Jeyaprakasam	115,788	115,788
Michael A. Reed	—	—
(1)Amount for Mr. McCarthy reflects an employer health savings account contribution and supplemental long-term disability coverage. Amount for Mr. Thomas reflects an employer health savings account contribution and reimbursements for a personal device and internet. Amount for Mr. Jeyaprakasam reflects an employer health savings account contribution and reimbursement of relocation costs, including a related tax gross-up.

GRANTS OF PLAN-BASED AWARDS TABLE

								All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name & Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
	Award Type	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Barry C. McCarthy
2/16/2022	RSU							69,380	2,249,993
2/16/2022	TR PSU				17,345	34,690	69,380		1,124,997
2/16/2022	TSR PSU				13,876	34,690	69,380		1,496,527
	AIP Cash	165,375	1,102,500	2,205,000
William C. Zint
2/16/2022	RSU							4,625	149,989
	AIP Cash	23,211	154,738	309,477
Scott C. Bomar
2/16/2022	RSU							16,960	550,013
2/16/2022	TR PSU				4,240	8,480	16,960		275,006
2/16/2022	TSR PSU				3,392	8,480	16,960		365,827
	AIP Cash	51,871	345,804	691,608
Christopher L. Thomas
2/16/2022	RSU							22,356	725,005
2/16/2022	TR PSU				5,589	11,178	22,356		362,503
2/16/2022	TSR PSU				4,471	11,178	22,356		482,219
	AIP Cash	75,703	504,688	1,009,375
Yogaraj Jeyaprakasam
5/13/2022	RSU							61,062	1,512,506
5/13/2022	TR PSU				4,164	8,327	16,654		206,260
5/13/2022	TSR PSU				3,331	8,327	16,654		274,375
	AIP Cash	56,250	375,000	750,000
Michael A. Reed
2/16/2022	RSU							15,418	500,006
2/16/2022	TR PSU				3,855	7,709	15,418		250,003
2/16/2022	TSR PSU				3,084	7,709	15,418		332,566
	AIP Cash	64,688	431,250	862,500
(1)Reflects the estimated range of potential payouts under the AIP for 2022. The threshold amount assumes 50% of target payout on the Adjusted EBITDA goal, which metric has a 30% weighting. The actual cash payouts under the AIP are reflected in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)For all NEOs other than Mr. Jeyaprakasam, reflects PSUs granted under our 2020 Long-Term Incentive Plan as part of our long-term equity incentive compensation. For Mr. Jeyaprakasam, reflects PSUs granted as an inducement award upon his hire in accordance with NYSE listing rules for employment inducement awards. In all cases, the PSUs are subject to the following performance conditions: three-year total revenue (TR PSUs) and three-year relative TSR (TSR PSUs) during the period January 1, 2022 through December 31, 2024. These PSUs vest, if at all, upon satisfaction of the conditions and subsequent approval of the Committee.
(3)For all NEOs other than Mr. Jeyaprakasam, reflects RSUs granted under our 2020 Long-Term Incentive Plan, all of which vest in equal one-quarter increments on each of the first four anniversaries of the grant date..For Mr. Jeyaprakasam, reflects RSUs granted as an inducement award upon his hire in accordance with NYSE listing rules for employment inducement awards, 44,409 of which vest in one-half increments on each of the first two anniversaries of the grant date, and 16,653 of which vest in equal one-quarter increments on each of the first four anniversaries of the grant date.
(4)Dollar values represent the accounting grant date fair value of PSUs and RSUs. The values of PSUs granted on February 16, 2022 are based upon a Monte Carlo simulation value of $43.14 per share for TSR PSUs and $32.43 (the closing price of our stock on the date of grant) for TR PSUs. For Mr. Jeyaprakasam, the values of PSUs granted on May 13, 2022 are based upon a Monte Carlo simulation value of $32.95 per share for TSR PSUs and $24.77 (the closing price on the date of grant) for TR PSUs. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.
For more information on the awards described in the Grants of Plan-Based Awards Table, refer to the "Annual Incentive Compensation" and "Long-Term Equity Incentive Compensation" sections in the CD&A, as well as "Severance and Change of Control Arrangements" for how these awards are treated under various termination and change of control scenarios.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date	Grant Date/PSU Period[1]		Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Barry C. McCarthy	11/26/2018	235,018	—	48.92	11/26/2025	2/19/2020	[4]	4,603	78,159
	4/1/2019	128,205	—	44.69	4/1/2029	2/19/2020	[5]	9,588	162,804
	2/19/2020	100,191	100,191	39.11	2/19/2030	1/28/2021	[6]	5,108	86,734
	3/1/2021	26,042	78,125	41.27	3/1/2031	3/1/2021	[5]	18,173	308,578
						1/27/2022	[6]	24,542	416,723
						2/16/2022	[5]	69,380	1,178,072
						1/1/2020- 12/31/2022	[7]			10,787	183,163
						1/1/2020- 12/31/2022	[8]			8,630	146,537
						1/1/2021- 12/31/2023	[7]			10,904	185,150
						1/1/2021- 12/31/2023	[8]			8,723	148,113
						1/1/2021- 12/31/2022	[7]			78,750	1,337,175
						1/1/2022- 12/31/2024	[8]			17,345	294,518
						1/1/2022- 12/31/2024	[8]			13,876	235,614
William C. Zint	3/1/2021	977	2,929	41.27	3/1/2031	8/14/2020	[4]	9	153
						3/1/2021	[5]	1,908	32,398
						2/16/2022	[5]	4,625	78,533
Scott C. Bomar	6/14/2021	4,572	—	46.82	1/18/2023

Christopher L. Thomas	2/18/2020	31,807	31,806	39.62	2/18/2030	2/18/2020	4	3,092	52,502.16
	3/1/2021	8,952	26,855	41.27	3/1/2031	2/18/2020	5	4,638	148,926
						1/28/2021	[6]	1,878	31,888
						3/1/2021	[5]	6,247	106,074
						2/16/2022	[5]	22,356	379,605
						1/1/2021- 12/31/2023	[7]			3,749	63,650
						1/1/2021- 12/31/2023	[8]			2,998	50,913
						1/1/2021- 12/31/2022	[7]			12,115	205,713
						1/1/2022- 12/31/2024	[8]			5,589	94,901
						1/1/2022- 12/31/2024	[8]			4,471	75,918
Yogaraj Jeyaprakasam						5/13/2022	5	16,653	282,768
						5/13/2022	6	44,409	754,065
						1/1/2022- 12/31/2024	[7]			4,164	70,705
						1/1/2022- 12/31/2024	[8]			3,331	56,560
Michael A. Reed	2/18/2020	12,982	12,982	39.62	2/18/2030	2/18/2020	4	1,020	17,320
	3/1/2021	3,581.00	10,742	41.27	3/1/2031	2/18/2020	5	1,262	21,429
						3/1/2021	[5]	2,499	42,433
						2/16/2022	[5]	15,418	261,798
						1/1/2021- 12/31/2023	[7]			1,500	25,462
						1/1/2021- 12/31/2023	[8]			1,199	20,362
						1/1/2021- 12/31/2022	[7]			10,904	185,150
						1/1/2022- 12/31/2024	[8]			3,855	65,458
						1/1/2022- 12/31/2024	[8]			3,084	52,366
(1)For better understanding of this table, we have included an additional column showing the grant dates of options, RSUs, and PSUs.
(2)All unexercisable options vest ratably over a four-year period following the grant date.
(3)Based on the $16.98 per share closing price of our common stock on December 30, 2022.
(4)RSUs vest ratably over three years.

(5)RSUs vest ratably over four years.
(6)Except as specifically noted in the prior footnotes, RSUs vest in accordance with the schedule below:

Grant Date	Vesting
1/28/2021 1/27/2022	2-year cliff vesting
5/13/2022	2-year ratable vesting
(7)PSUs with total revenue and organic revenue growth payouts are shown assuming achievement of the threshold goal of 50%. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(8)PSUs with TSR payouts are shown assuming achievement of the following goals. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" and "2021 Retention and Incentive Program Payouts" sections in the CD&A.

Performance Period
1/1/2020-12/31/2022 1/1/2021-12/31/2023	PSUs based on relative TSR threshold of 40%
1/1/2021-12/31/2022	2021 Retention and Incentive Program PSUs based on absolute TSR threshold of 100%

2022 STOCK VESTED

	RSUs		PSUs
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Barry C. McCarthy	35,867	1,111,408	24,166	695,497
William C. Zint	5,943	175,334	—	—
Scott C. Bomar	13,349	290,207	—	—
Christopher L. Thomas	13,461	359,200	—	—
Yogaraj Jeyaprakasam	—	—	—	—
Michael A Reed	4,122	110,674	—	—
(1)Value realized equals the closing price of our common stock on the vesting date multiplied by the number of shares vested.
Non-Qualified Deferred Compensation
Our Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100% of base salary, and up to 50% of annual bonuses. In connection with this plan, we have created a non-qualified grantor trust (commonly known as a Rabbi Trust) through which our obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of our creditors. Amounts deferred under the plan are payable on the earliest to occur of a change of control of our company, the participant's termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. We also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants' accounts if IRS limits or the deferrals made by a participant under this plan have the effect of reducing the contributions they otherwise would receive from us under our qualified benefit plans. As the NEOs have not participated in these plans, there is no activity under these plans to report during 2022.
Severance and Change of Control Arrangements
Severance Arrangements
Our severance arrangements are intended to facilitate each NEO's attention to the affairs of our business and to recognize each executive's key role within our organization. The severance plan for our executive officers and the severance provisions in Mr. McCarthy's employment agreement are collectively referred to as severance arrangements. Receipt of the benefits described below is conditioned upon Mr. McCarthy or the NEO entering into a release of certain claims. The NEOs are also required by their severance arrangements to maintain the confidentiality of our confidential information after their termination and to comply with any non-competition and non-solicitation obligations to which they have previously agreed.
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason, as those terms are defined in his agreement, he will be entitled to receive 12 months of base salary, payable in accordance with our regular payroll cycle over 12 months, and up to 12 additional months of base salary, subject to offset for earned income from other full-time employment, which he must use reasonable efforts to pursue. He will also be entitled to up to 12 months of health coverage premium continuation if he elects coverage and to executive-level outplacement services.
The severance plan applicable to the other NEOs provides that if an NEO is terminated by us without Cause or the NEO terminates employment for Good Reason, as those terms are defined in the plan, the NEO will be entitled to receive 12 months of salary, which may be paid in a lump sum or over time with the company's regular payroll, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition.
Change in Control Arrangements
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason within 24 months following a Change in Control, as those terms are defined in his agreement, he will be entitled to receive two times the sum of his annual base salary plus his target annual incentive bonus, payable in a lump sum, and up to 12 months of health coverage premium continuation if he elects coverage. All severance payments are conditioned upon Mr. McCarthy signing a release of claims and otherwise complying with his contractual obligations.
The executive severance plan applicable to the other NEOs provides that if an NEO is terminated following a Change in Control, or the NEO terminates employment for Good Reason following a Change in Control, as those terms are defined in the plan, the NEO will be entitled to receive 18 months of salary payable in a lump sum, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition. All severance payments are conditioned upon the NEO signing a release of claims and otherwise complying with his or her contractual obligations.
Treatment of Equity Awards
In the event of a Change in Control, as defined in the award agreements, our NEOs' outstanding long-term equity incentive awards are subject to the following terms:
•RSUs, PSUs and options will accelerate if the acquiring or surviving entity does not assume the award agreements with comparable equity;
•for RSUs and options assumed by the acquiring or surviving entity, the award agreements provide that, in the event of involuntary termination or voluntary resignation for good reason within 12 months of the consummation of a change in control, any unvested shares will fully vest; and
•for PSUs assumed by the acquiring or surviving entity, the award agreements provide that, in the event of involuntary termination or voluntary resignation for good reason within 12 months of the consummation of a change in control, any unvested shares will fully vest assuming the target was achieved.
In the event of a death, disability, or approved retirement, our NEOs’ outstanding awards are subject to the following terms:
•RSU awards provide for full, accelerated vesting;
•option awards provide for full, accelerated vesting if the event occurs after the first anniversary of the grant; and
•PSU awards provide for accelerated vesting on a pro rata basis if the event occurs after the first anniversary of the commencement of the relevant performance period.
In the event of termination without Cause or for Good Reason, as defined in the award agreements, our NEOs’ outstanding awards are treated according to the following:
•Options and RSUs vest on a pro rata basis, provided the termination is after the first anniversary of the award date; and
•PSUs vest on a pro rata basis, provided the termination is after the first anniversary of the commencement of the relevant performance period; however, payout is based on actual performance and does not occur until actual performance against target is determined.
The foregoing summary is qualified in its entirety by reference to the complete text of Mr. McCarthy's employment agreement, the severance plan, the forms of retention agreement, and the forms of stock option, RSU and PSU award agreements, all of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022.
PAYMENTS MADE UPON TERMINATION
The following table illustrates the aggregate payments that would be received by the current NEOs, assuming a hypothetical qualifying termination event occurring on December 31, 2022. To the extent an amount due includes the value of any equity acceleration, such value is based upon the number of equity awards that would have vested if termination occurred on the last business day of fiscal 2022 and the closing price of our common stock as of that date, $16.98.

Name	Change in Control[1] ($)	Without Cause[2] ($)	Death or Disability[3] ($)
Barry C. McCarthy
Cash Severance	4,070,000	1,850,000	—
Benefit Continuation	34,256	34,256	—
Other Cash	—	25,000	—
Acceleration of RSUs	1,727,613	225,352	1,727,613
Acceleration of PSUs[4]	1,918,655	886,413	886,413
Acceleration of Stock Options[5]	—	—	—
Accelerated Deferred Bonus RSUs[6]	885,252	560,336	885,252
Total	11,885,776	6,831,357	6,749,278
William C. Zint
Cash Severance	600,000	400,000	—
Other Cash	45,000	45,000	—
Acceleration of RSUs	111,083	9,054	111,083
Total	756,083	454,054	111,083
Christopher L. Thomas
Cash Severance	900,000	600,000	—
Other Cash	45,000	45,000	—
Acceleration of RSUs	570,070	80,557	570,070
Acceleration of PSUs[4]	634,186	296,256	296,256
Acceleration of Stock Options[5]	—	—	—
Accelerated Deferred Bonus RSUs[6]	148,177	74,088	148,177
Total	2,797,432	1,595,902	1,514,502
Yogaraj Jeyaprakasam
Cash Severance	750,000	500,000	—
Other Cash	45,000	45,000	—
Acceleration of RSUs	1,036,833	—	1,036,833
Acceleration of PSUs[4]	282,785	94,262	94,262
Total	2,114,618	639,262	1,131,094
Michael A. Reed
Cash Severance	900,000	600,000	—
Other Cash	45,000	45,000	—
Acceleration of RSUs	342,979	36,559	342,979
Acceleration of PSUs[4]	363,627	155,152	155,152
Acceleration of Stock Options[5]	—	—	—
Total	2,101,606	1,286,711	948,131
(1)Severance under Mr. McCarthy's employment agreement due to a change in control termination is equal to two times base salary plus his AIP bonus at 100% of target, and 12 months of health coverage premiums. Severance for all other NEOs under a change in control is equal to one-and-a-half times base salary, executive outplacement services (listed under "Other Cash"), and a lump sum employment transition payment (listed under "Other Cash"). All of our NEOs are also entitled to accelerated vesting of outstanding equity awards in accordance with the terms of each award agreement and as described above under "Treatment of Equity Awards."
(2)Severance under Mr. McCarthy's employment agreement due to termination without cause is equal to 12 months of base salary with the possibility of an additional 12 months offsetting earned income from other full-time employment, 12 months of health coverage premiums, and executive outplacement services (listed under "Other Cash"). Severance for all other NEOs under a termination without cause is equal to 12 months of base salary, a pro rata bonus, executive outplacement services (listed under "Other Cash"), and a lump sum employment transition payment (listed under "Other Cash"). All of our NEOs are also entitled to accelerated vesting of outstanding equity awards in accordance with the terms of each award agreement and as described above under "Treatment of Equity Awards."
(3)For death or disability, each of our NEOs is entitled to a pro-rated bonus, accelerated vesting of PSUs and potential accelerated vesting of other outstanding equity awards depending on the grant type and terms, as described above under "Treatment of Equity Awards."
(4)For change in control, assumes that the acquiring entity did not replace the award with comparable equity and that the NEO was terminated or resigned for Good Reason, such that the PSUs vested completely assuming target performance levels. For termination without cause, assumes pro rata vesting and payout at target, even though actual payouts for such PSUs are made at such time as the measurement period has ended and actual performance levels are measured and calculated.
(5)Although stock options would vest on a pro rata basis in each of the above scenarios, because the exercise price of all our NEO's outstanding options exceeded the closing price of our common stock on December 31, 2022, we have not reported any corresponding value to such accelerated vesting.

(6)Payouts on bonus deferred RSUs differ depending on the type of termination scenario. In the case of involuntary termination without cause, the NEO receives a cash payment equal to the portion of the incentive award the NEO elected to apply to the acquisition of RSUs. In the case of a change in control termination or Death or Disability, all of the RSUs accelerate and vest upon the date of the change in control.
Regardless of the manner in which an NEO's employment terminates, the NEO is entitled to receive, subject to any applicable clawback provisions, certain previously earned compensation, including:
•AIP compensation earned during the fiscal year for certain termination causes, which include qualified retirement;
•vested shares awarded under our Stock Plan; and
•amounts contributed under the 401(k) Plan and executive compensation deferral programs.
These amounts are excluded from the table above.
CEO Pay Ratio
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our President and CEO to the annual total compensation of our median employee. For the year ended December 31, 2022, the annual total compensation for Mr. McCarthy was $10,375,485, as shown in the SCT, plus $34,256 for the cost of his employer-sponsored health and welfare benefits. The annual total compensation for our median employee was $70,570 calculated in accordance with SEC rules. For 2022, the annual total compensation of Mr. McCarthy was 147.5 times that of our median employee.
As of the measurement date, November 1, 2022, we had a total of 6,051 employees. For purposes of identifying our median employee, we used our United States and Canadian employee population of 6,026 total employees, of which 5,487 were employed in the U.S. and 539 were employed in Canada. We excluded employee counts as follows for each respective country: Ireland – 1 and Bulgaria – 24. As permitted by SEC rules and regulations, we excluded leased employees and independent contractors. To determine our median employee, we used base salary for the 12-month period ending October 31, 2022, as our compensation measure that we applied consistently to all employees. We annualized this amount for permanent employees who commenced employment during that period. We also chose to include the cost of the median employee's employer-sponsored health and welfare benefits, including medical, dental and life insurance, as well as short- and long-term disability coverage, in the calculation of our median employee's total annual compensation. For Canadian employees, we converted their pay amounts to U.S. dollars using the spot rate as of November 1, 2022.
Pay Versus Performance Outcomes
The following table provides specified executive compensation and financial performance measures for our three most recently completed fiscal years.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO[1] ($)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs[2] ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)[5] ($)	Adjusted EBITDA (in millions)[6] ($)
					Total Shareholder Return[3] ($)	Peer Group Total Shareholder Return[4] ($)
2022	10,375,485	3,607,005	2,220,306	852,747	38.6	102.7	65.5	418.1
2021	7,822,945	8,028,794	2,050,605	1,802,766	69.3	143.0	62.8	407.8
2020	5,256,659	(1,110,314)	1,812,604	701,061	61.2	131.3	5.3	364.5
(1)The dollar amounts reported in this column represent the amount of Compensation Actually Paid (“CAP”) to our President and CEO, Barry C. McCarthy, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. McCarthy during the applicable year. To calculate CAP to Mr. McCarthy, for each of the years shown, the following deductions and additions were made to the SCT total compensation:

Reconciliation of CEO SCT Total to CAP
Year	SCT Total ($)	Equity Deductions from SCT Total(a) ($)	Equity Additions to SCT Total(b) ($)	CAP ($)
2022	10,375,485	(4,871,517)	(1,896,963)	3,607,005
2021	7,822,945	(6,439,546)	6,645,395	8,028,794
2020	5,256,659	(4,274,576)	(2,092,397)	(1,110,314)
(a)Represents the grant date fair values of equity-based awards granted each year, as shown in the Stock Awards and Option Awards columns of the SCT.

(b)For each year, reflects the sum of the equity fair value categories described as follows, calculated in accordance with Item 402(v) of Regulation S-K:

Year	Year-end fair value of awards granted in the year and outstanding and unvested at year-end ($)	Prior year-end to year-end change in fair value of awards granted in prior years and outstanding and unvested at year-end ($)	Fair value as of vesting date of awards granted and vested in the year ($)	Prior year-end to vesting-date change in fair value of awards granted in prior years that vested in the year ($)	Prior year-end fair value of awards granted in prior years that were forfeited in the year ($)	Value of dividends or other earnings paid on awards not otherwise reflected in the fair values ($)	Total Equity Additions to SCT Total ($)
2022	2,406,099	(4,384,367)	—	(58)	—	81,363	(1,896,963)
2021	4,552,443	607,333	—	1,345,862	—	139,757	6,645,395
2020	2,823,913	(3,329,142)	—	(1,671,035)	—	83,867	(2,092,397)
(2)The dollar amounts reported in this column represent the average amount of CAP to the non-CEO named executive officers (“Other NEOs”) as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Other NEOs during the applicable year. The Other NEOs reflected in this and the preceding column consist of the following individuals: 2022 — William C. Zint, Scott C. Bomar, Christopher L. Thomas, Yogaraj Jeyaprakasam and Michael A. Reed; 2021 — Scott C. Bomar, Keith A. Bush, Christopher L. Thomas, Michael A. Reed and Jeffrey L. Cotter; and 2020 — Keith A. Bush, Christopher L. Thomas, Michael A. Reed and Jeffrey L. Cotter. To calculate CAP to our Other NEOs for each of the years shown, the following deductions and additions were made to the SCT total compensation:

Other NEOs Reconciliation of Average SCT Total to Average CAP
Year	SCT Total ($)	Equity Deductions from SCT Total(a) ($)	Equity Additions to SCT Total(b) ($)	CAP ($)
2022	2,220,306	(1,197,255)	(170,304)	852,747
2021	2,050,605	(1,228,600)	980,761	1,802,766
2020	1,812,604	(1,171,147)	59,604	701,061
(a)Represents the grant date fair value of equity-based awards granted each year, as shown in the Stock Awards column of the SCT.
(b)For each year, reflects the sum of the equity fair value categories described as follows, calculated in accordance with Item 402(v) of Regulation S-K:

Year	Year-end fair value of awards granted in the year and outstanding and unvested at year-end ($)	Prior year-end to year-end change in fair value of awards granted in prior years and outstanding and unvested at year-end ($)	Fair value as of vesting date of awards granted and vested in the year ($)	Prior year-end to vesting-date change in fair value of awards granted in prior years that vested in the year ($)	Prior year-end fair value of awards granted in prior years that were forfeited in the year ($)	Value of dividends or other earnings paid on awards not otherwise reflected in the fair values ($)	Total Equity Additions to SCT Total ($)
2022	544,028	(414,256)	—	(43,365)	(271,588)	14,877	(170,304)
2021	885,667	116,547	—	142,783	(177,089)	12,853	980,761
2020	737,637	(594,542)	—	(68,673)	(18,243)	3,425	59,604
(3)Assuming an initial investment of $100 on December 31, 2019, Total Shareholder Return (TSR) assumes reinvestment of all dividends, if any, and reflects changes in the company’s share price since the assumed initial investment date.
(4)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Dow Jones U.S. Support Services (DJUSIS) Index.
(5)Dollar values represent the amount of net income reported in our audited financial statements for the applicable year.
(6)See Annex A for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.

Additional Information
Following is a discussion of the relationship between CAP and our TSR, our peers' TSR, our net income, and our adjusted EBITDA:
•CAP vs. TSR — Because stock is a significant portion of our NEO compensation packages, as our TSR has fluctuated and decreased, so has the compensation realized by our NEOs. Similarly, the peer group TSR has also fluctuated.

CAP vs. TSR
$61.2
$69.3
$38.6
$8.0M
$3.6M
$1.8M
$0.7M
$0.9M
-$1.1M
2020
2021
2022
CAP to CEO
Average CAP to Other NEOs
DLX TSR

•Net Income — Although the performance of our leadership has resulted in an increase in net income over the past three years, the value of our stock has decreased during that same time period, resulting in NEO realized compensation significantly below target during the same period.

CAP vs. Net Income
$62.8M
$65.5M
$8.0M
$5.3M
$3.6M
$1.8M
$0.7M
$0.9M
-$1.1M
2020
2021
2022
CAP to CEO
Average CAP to Other NEOs
Net Income

•CAP vs. Adjusted EBITDA — Although the performance of our leadership has resulted in an increase in adjusted EBITDA over the past three years, the value of our stock has decreased during that same time period, resulting in NEO realized compensation significantly below target during the same period.

CAP vs. Adj EBITDA
$364.5M
$407.8M
$418.1M
$8.0M
$3.6M
$1.8M
$0.7M
$0.9M
-$1.1M
2020
2021
2022
CAP to CEO
Average CAP to Other NEOs
Adjusted EBITDA

Most Important Performance Measures
We have included in our CD&A detailed descriptions of our compensation philosophy, rationale, and methods behind our NEO compensation designs. Additionally, the following three performance measures influenced the CAP results in fiscal 2022:

Measure	Description
Adjusted Revenue
•Revenue growth is key to our strategy and was a top focus area in FY 2022. During 2022, all four of our business segments grew year-over-year revenue. Revenue is also the highest weighted metric in our AIP design, at 50%. In FY 2022, our enterprise adjusted revenue was $2.252 billion.

Adjusted EBITDA
•EBITDA growth is a key and critical focus, and we strive to ensure that our earnings remain strong and that we are delivering for shareholders. In FY 2022, enterprise adjusted EBITDA was the metric with the second highest weight in our AIP design, at 30%.

Adjusted EBITDA Margin Rate
•We believe that adjusted EBITDA margin is useful in evaluating our operating performance, as it eliminates the effect of interest expense, income taxes, the accounting effects of capital investments (i.e. depreciation and amortization) and certain items that may vary for reasons unrelated to current period operating performance. Management utilizes this metric to assess the operating results and performance of the business, to perform analytical comparisons, and to identify strategies to improve performance. In FY 2022, our enterprise adjusted EBITDA margin rate was 18.7%

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for our NEOs, and, therefore, are providing shareholders with the opportunity to cast a non-binding advisory vote, pursuant to Section 14A of the Exchange Act, as described below. We hold this advisory Say on Pay vote on an annual basis.
Results of 2022 Advisory Vote on Compensation
Last year, at the 2022 annual meeting, we received the support of approximately 83% of our shareholders for our executive compensation programs. We attribute this outcome to our history of listening and responding to shareholder concerns, which continued throughout 2022 as described in the Proxy Summary above. In response to comments received during our shareholder outreach campaign, where reasonable, we continued to implement changes to directly address shareholder feedback. We continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of shareholders in the course of our regular interactions with them.
2023 Advisory Vote on Compensation
We believe that the compensation program for the NEOs is instrumental in helping us achieve our strong financial performance and executing against our strategy, and we request that shareholders support the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.
This advisory vote is not binding upon us. However, the Compensation and Talent Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for NEOs.
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

ITEM 3: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires all public companies to hold a separate non-binding advisory shareholder vote with respect to the frequency of the Say on Pay vote no less often than every six years. Companies must give shareholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as the Frequency Vote on Say on Pay).
Frequency Vote on Say on Pay
As discussed above, the board believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that is aligned with our performance. The board believes that our compensation philosophies and practices serve both the short-term and long-term interests of our company and our shareholders. We currently hold this vote every year, and our board believes that the advisory Say on Pay vote should continue to be conducted every year. Our board believes that an annual vote on named executive officer compensation provides shareholders with the opportunity to provide regular direct input to the board and its Compensation and Talent Committee regarding our executive compensation program.
Effect of Resolution
This advisory vote is not binding upon us. However, the board may determine that it is in the best interests of our shareholders and the company to hold a Say on Pay vote more or less frequently than may be indicated by this advisory vote of our shareholders. In all cases, the Compensation and Talent Committee and the board will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.
While the board recommends that a Say on Pay proposal be voted on every year, you are not voting to approve or disapprove of the board's recommendation. Rather you will be able to specify one of four choices for the Frequency Vote on Say On Pay: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. The frequency receiving the greatest number of votes cast will be deemed by us as the frequency that has been recommended by our shareholders.
The board recommends that you vote ONE YEAR, on an advisory basis, for the frequency of future advisory votes on the compensation of our Named Executive Officers.

ITEM 4: APPROVAL OF AMENDMENT NO. 1 TO THE DELUXE CORPORATION 2022 STOCK INCENTIVE PLAN
General
We currently have in effect the Deluxe Corporation 2022 Stock Incentive Plan (the Stock Plan), which was approved by our shareholders at our 2022 annual meeting. On February 16, 2023, upon recommendation of the Compensation and Talent Committee (referred to as the Committee throughout this Agenda Item 4) and subject to shareholder approval, our board adopted Amendment No. 1 to the Stock Plan (Amendment No. 1). Amendment No. 1 increases the maximum number of shares of common stock available for grant under the Stock Plan by 950,000 shares. As of February 20, 2023, 989,991 shares are available for grant under the Stock Plan (excluding the 950,000 additional shares that would be available if shareholders approve Amendment No. 1). The complete text of Amendment No. 1 is attached as Annex B to this Proxy Statement.
Reasons for Amendment No. 1
When the Stock Plan was adopted in 2022, the Committee expected that the number of authorized shares would be sufficient to make awards of share-based compensation for one to three fiscal years, depending on a multitude of variables, including, but not limited to, future stock prices, competitive market practices for award sizes, and circumstances surrounding the attraction and retention of employee talent. Our stock price has since declined due to several factors, most notably, the impact of the global economy on our business and the broader stock markets. As a result of lower stock prices, additional shares are needed to make grants to our employees.
Despite our lower stock prices, we have continued to take actions to transform our business and improve our performance, resulting in a second consecutive year of sales-driven growth in 2022, an achievement not seen in over a decade, inclusive of adjusted EBITDA margins of 18.7%. Sales-driven growth, combined with the net full year impact of our June 2021 acquisition of First American Payment Systems and May 2022 sale of our Australian web hosting business, resulted in revenue of $2.2 billion, an increase of 10.7% over the prior year. We reported net income of $65.5 million, compared to net income of $62.8 million for fiscal year 2021, and our adjusted EBITDA increased 2.5%, from $407.8 million in fiscal year 2021 to $418.1 million in fiscal year 2022. All four of our segments posted full year revenue growth primarily driven by volume and price increases. Our One Deluxe strategy continues to drive cross-selling within our customer base. While we continue to encounter macro-economic pressures, including supply chain issues, inflation and high interest rates, we are encouraged by our continued momentum strategy as we have transformed into a Trusted Payments and Data Company™. See Annex A for a reconciliation of adjusted EBITDA and adjusted EBITDA margin, both non-GAAP financial measures, to the most directly comparable GAAP financial measure.
Our board believes that the Stock Plan and our overall stock-based compensation program is essential in attracting, retaining and motivating highly qualified executive officers and other employees and non-employee directors to enhance the success of the company. Our board believes that the proposed increase in the maximum number of shares of common stock to be available under the Stock Plan is necessary for the company to continue to experience these benefits. Further, unless Amendment No. 1 is adopted, we will need to curtail grants of stock incentive awards to executive officers, other employees and non-employee directors, which would put us at a competitive disadvantage in recruiting and retaining talent, and also make it more difficult for us to align employee interests with our shareholders. Accordingly, the board recommends adoption of Amendment No. 1 in order to continue granting awards at market-competitive levels to our executive officers, other employees, and to non-employee directors.
Historical Equity Granting Practices and Voting Power Dilution
The Stock Plan is an omnibus stock incentive plan that allows us to grant stock options, stock appreciation rights (SARs), restricted stock, RSUs, PSUs, dividend equivalents and other stock-based awards to employees, officers, consultants, independent contractors and non-employee directors. Shares subject to any outstanding awards under our prior stock incentive plans that are forfeited, canceled or reacquired by the company will also become available for re-issuance under the Stock Plan. All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, count against the Stock Plan’s reserve on a 1:1 basis for each share subject to the award.
In determining the additional number of shares to authorize for issuance pursuant to Amendment No. 1, the Committee considered, among other factors, historical amounts of equity awards granted and potential future grants over the next several years. As set forth in the table below, our three-year average "burn rate" is 2.89% for fiscal years 2020 through 2022. For purposes of calculating the burn rate, performance share units are counted in the year in which the units are earned and vested.

	2022	2021	2020
Weighted Average Shares of Common Stock Outstanding	43,025,000	42,378,000	41,931,000
Stock Options Granted	—	440,000	1,030,000
Restricted Stock Units Granted	770,000	642,000	628,000
Performance Share Units Earned and Vested	93,000	—	61,000
Annual Burn Rate	2.01%	2.55%	4.10%
Three-Year Average Burn Rate	2.89%
Potential dilution, or overhang, is a common measure to assess the dilutive impact of equity plans. Total potential dilution is equal to (i) the number of shares available to be granted as future equity awards plus the number of shares subject to outstanding awards, divided by (ii) total number of shares outstanding plus the total number of shares available for future grants and shares subject to outstanding awards. The table below demonstrates the potential voting power dilution resulting from the adoption of the Amendment No. 1, calculated as of February 20, 2023.

Voting Power Dilution as of February 20, 2023	Share Count	Voting Power Dilution[1]
Shares Available under the 2022 Stock Incentive Plan after February 20, 2023	989,991	2.3%
Additional Shares Requested — 2022 Stock Incentive Plan	950,000	2.2%
Stock Options Outstanding Weighted average exercise price: $44.46 Weighted average remaining term: 5.9 years	1,653,563	3.8%
Restricted Share Units Outstanding	1,651,249	3.8%
Performance Share Units Outstanding[2]	552,247	1.3%
Total	5,797,050	13.4%
(1)Based on 43,377,000 shares of common stock outstanding as of February 20, 2023.
(2)PSU counts in this table assume 100% of target shares will be earned, while the eventual actual percentage may range from 0% to 200%.
We believe that our historical burn rate and equity granting practices, as well as the potential dilution resulting from the adoption of Amendment No. 1, are reasonable for a company of our size in our industry. Further, the Committee expects the shares authorized under the Stock Plan, as amended by Amendment No. 1, to be sufficient to make awards of share-based compensation for one to three fiscal years, depending on a multitude of variables, including, but not limited to, future stock prices, competitive market practices for award sizes, and circumstances surrounding the attraction and retention of employee talent. If Amendment No. 1 is not approved, we expect to have insufficient shares available in the Stock Plan to meet the needs of our annual grants made to executives and employees in 2024.

Key Features of the Stock Plan
The Stock Plan contains provisions considered best practices for compensation and governance purposes. Key features (as proposed to be amended by Amendment No. 1) of the Stock Plan include the following:

Key Feature	Description
Independent Committee Administration	The Stock Plan is administered by our Compensation and Talent Committee, comprised entirely of independent directors.
No Evergreen Provision	The Stock Plan does not contain an “evergreen” provision that will automatically increase the number of shares authorized for issuance under the Stock Plan.
Limit on Shares Authorized	Under the Stock Plan, the aggregate number of shares that may be issued is 2,450,000 (which includes the 1,500,000 shares initially authorized under the plan, plus the 950,000 shares to be authorized under Amendment No. 1). In addition, shares subject to any outstanding awards under our prior stock incentive plans that are forfeited, canceled or reacquired by the company will become available for re-issuance under the Stock Plan.
Plan Uses 1:1 Share Counting	All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, counts against the Stock Plan’s reserve on a 1:1 basis for each share subject to the award.
No Discounted Stock Options or Stock Appreciation Rights	Stock options and SARs must have an exercise price equal to or greater than the closing market value of our common stock on the date of grant (unless such award is granted in substitution for a stock option or SAR previously granted by an entity that is acquired by or merged with the company).
No Repricing of Stock Options or SARs	The Stock Plan prohibits the repricing of stock options and SARs (including a prohibition on the repurchase of “underwater” stock options or SARs for cash or other securities) without shareholder approval.
No Liberal Share "Recycling"	The Stock Plan provides that any shares (i) surrendered to pay the exercise price of an option, (ii) withheld by the company or tendered to satisfy tax withholding obligations with respect to any award, (iii) covered by a stock-settled stock appreciation right not issued in connection with settlement upon exercise, or (iv) repurchased by the company using option proceeds will not be added back (“recycled”) to the Stock Plan.
Minimum Vesting Period	A maximum of 5% of the aggregate number of shares available for issuance under the Stock Plan may be issued with a vesting period ending prior to the one year anniversary of the date of grant. All other awards will have a minimum vesting period of at least one year, subject to limited exceptions in the case of a change in control, death, or disability, awards received in lieu of other earned compensation, and awards granted to our non-employee directors that vest no earlier than the next annual shareholder meeting date.
No Liberal Change in Control Provisions	The Stock Plan prohibits any award agreement from accelerating the vesting or lapse of restrictions of any award solely upon a change in control (a "single trigger") unless the definitive agreement to the change in control transaction contemplates that such awards will not be assumed or replaced by the acquiring or surviving company. The Stock Plan also prohibits any award agreement from having a change in control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or shareholder approval (rather than the consummation of) a change in control transaction.
No Dividends or Dividend Equivalents Paid on Unvested Awards	The Stock Plan prohibits the payment of dividends or dividend equivalents on awards until those awards are earned and vested. In addition, the Stock Plan prohibits the granting of dividend equivalents with respect to stock options, SARs or an award the value of which is based solely on an increase in the value of the company’s shares after the grant of the award.
Awards Subject to Forfeiture or Clawback	Awards under the Stock Plan will be subject to our Incentive Compensation Recovery Policy, as well as any other forfeiture and penalty conditions determined by the Committee.
A summary of the principal terms of the Stock Plan are included below. However, every aspect of the Stock Plan is not addressed in this summary, and shareholders are encouraged to read the full text of the Stock Plan, which is attached to this proxy statement as Annex C. We have no current plans, proposals or arrangements, written or otherwise, to grant any specific awards under the Stock Plan that have not been granted as of February 20, 2023, except for grants of annual awards after our 2023 Annual Meeting of Shareholders to our board of directors.
Shares Available For Awards
Provided Amendment No. 1 is approved by our shareholders, the Stock Plan would provide for the issuance of up to 2,450,000 shares of common stock, which includes the shares currently remaining under the plan, and the additional 950,000 shares authorized under Amendment No.1. All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, counts against the Stock Plan’s reserve on a 1:1 basis for each share subject to the award. If awards issued under the Stock Plan expire or otherwise terminate without being exercised or settled, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Stock Plan. However, under the share counting provisions of the Stock Plan, the following classifications of shares will not again be available for issuance: (i) shares unissued due to a “net exercise” of a stock option, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations under any award, (iii) shares covered by a SAR that is not settled in shares upon exercise and (iv) shares repurchased using stock option exercise proceeds.
Awards under the Stock Plan are also subject to annual limitations. No individual eligible participant who is an officer, employee or other service provider who is not a non-employee director may be granted awards under the Stock Plan for more than 500,000 shares of our common stock in any calendar year. In addition, the sum of the grant date fair value of equity-based awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non-employee director during any calendar year shall not exceed $500,000.
The Committee can adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the Stock Plan. Any adjustment determination made by the Committee shall be final, binding and conclusive.
Administration
The Committee administers the Stock Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the Stock Plan. The Committee may amend the terms of, or accelerate the exercisability of, an outstanding award, except in certain change in control and other scenarios. The Committee has authority to interpret the Stock Plan and establish rules and regulations for the administration of the Stock Plan.
The Committee may delegate its powers under the Stock Plan to one or more officers or directors, subject to the requirements of applicable law and exchange requirements. However, such delegated officers will not be permitted to grant awards to any members of the board or executive officers who are subject to Section 16 of the Exchange Act.
Eligible Participants
Any employee or non‑employee director of our company or its affiliates selected by the Committee is eligible to receive an award under the Stock Plan. As of the date of this Proxy Statement, aside from broad-based grants to our general North American employee population, approximately 225 employees and officers, plus our non‑employee directors, would be eligible to be selected by the Committee to receive incentive awards under the Stock Plan.
Types of Awards and Terms and Conditions
The Stock Plan permits the granting of:
•stock options, including both incentive stock options (ISOs) and non-qualified stock options (together with ISOs, “options”);
•SARs;
•restricted stock and RSUs (including performance shares or PSUs) ;
•dividend equivalents; and
•other stock-based awards.
Awards may be granted alone, in addition to, in combination with or in substitution for any other award granted under the Stock Plan or any other compensation plan. Notwithstanding the foregoing, although a SAR may be granted in tandem with a non‑qualified stock option, the recipient may exercise only one or the other and the shares would be counted only once toward reduction of the authorized share pool. Awards may be granted for no cash consideration or for such minimal cash consideration as might be required by applicable law, and may provide that upon the grant or exercise thereof, the holder will receive cash, shares of common stock or other securities, awards or property, or any combination of these. The exercise price per share under any stock option, the grant price of any SAR and the purchase price of any security that may be purchased under any other stock‑based award may not be less than the fair market value on the date of grant of such option, SAR or award. Determinations of fair market value under the Stock Plan are made in accordance with methods and procedures established by the Committee, but the fair market value of our shares is always based on the closing price of those shares on the relevant date.
Vesting. The Stock Plan requires at least a one‑year minimum vesting period for time‑based awards and a performance period of at least one year for performance‑based awards, subject to limited exceptions in the case of a change in control, death, disability, awards received in lieu of other earned compensation, awards granted to our non-employee directors that are set to vest no earlier than the next annual shareholder meeting date, and awards involving an aggregate number of shares not in excess of 5% of the plan’s share reserve.

Stock Options. Options granted under the Stock Plan may not have terms longer than ten years, except that in the event the recipient of an incentive stock option owns more than ten percent of our stock, the term of the option may be no longer than five years. Option recipients may exercise their options by tendering cash, shares of common stock or other consideration having a fair market value on the date the option was exercised equal to the exercise price, or 110% of the fair market value if the payment is in exercise of an incentive stock option by a participant who owns more than ten percent of our stock. The Stock Plan does not permit the grant of additional options to purchase shares of common stock to participants who exercised their options by delivery of shares in payment of the exercise price. No options may be granted at an exercise price less than the fair market value of the underlying shares on the date of grant.
Stock Appreciation Rights. SARs granted under the Stock Plan may not have terms longer than ten years. The holder of a SAR is entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares of common stock over the grant price of the SAR, which can be no less than the fair market value of the underlying shares on the grant date.
We may not receive consideration for the grant of options or SARs under the Stock Plan, other than the services rendered to us by the recipient.
Restricted Stock and RSUs. The holder of restricted stock owns shares of our common stock subject to restrictions imposed by the Committee for a specified time period determined by the Committee. The holder of RSUs has the right, subject to restrictions imposed by the Committee, to receive shares of our common stock at some future date determined by the Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units occurs at such times and in such installments as are determined by the Committee, subject to the minimum vesting provisions described above. For example, at the Committee’s discretion, awards may be conditioned upon a participant’s completion of a specified period of service, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service based and performance based conditions (subject to minimum vesting requirements). A restricted stock or RSU award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (including goals specific to the participant's individual performance, other than performance of service alone) is generally referred to as a performance share or a PSU award.
Dividend Equivalents. The holder of a dividend equivalent is entitled to receive payments (in cash or shares of our common stock) equivalent to the amount of cash dividends paid by the company to shareholders with respect to the number of shares determined by the Committee. Dividend equivalents are subject to other terms and conditions determined by the Committee, but the Committee may not (i) grant dividend equivalents in connection with options or SARs or (ii) pay a dividend or dividend equivalent with respect to a share underlying any other award prior to the date on which all conditions or restrictions on such share have been satisfied or lapsed.
Other Stock-Based Awards. The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the Stock Plan. No such stock-based awards may contain a purchase right or an option-like exercise feature.
Limited Transferability of Awards. Generally, no award or other right or interest of a participant under the Stock Plan (other than fully vested and unrestricted shares issued pursuant to an award) shall be transferable by a participant other than by will or by the laws of descent and distribution, and no right or award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the company or any affiliates. However, the Committee may allow transfer of an award to family members for no value, and such transfer shall comply with the General Instructions to Form S-8 under the Securities Act of 1933, as amended. The Compensation Committee may also establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.
Recoupment. Awards under the Stock Plan are subject to our Incentive Compensation Recovery Policy, as well as any other forfeiture and penalty conditions determined by the Committee.
Termination and Amendment
The Stock Plan has a term of ten years expiring on March 31, 2032, unless terminated earlier by the board. The board may from time to time amend, suspend or terminate the Stock Plan. No amendment or modification of the Stock Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award (except in the case of a corporate transaction as described below). Amendments to the Stock Plan must be approved by the shareholders, if required under the listing requirements of the NYSE or any other securities exchange applicable to the company, or if the amendment would (i) increase the number of shares authorized under the Stock Plan, (ii) permit a repricing of options or SARs, (iii) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, (iv) increase the maximum term of options or SARs, or (v) increase the annual per-person share limits under the Stock Plan.
Awards under the Stock Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares, or any other similar corporate transaction or event involving the company. In the event of such a corporate transaction, the Committee or the board may provide for any of the following to be effective upon the occurrence of the event (or effective immediately prior to the consummation of such event, provided the event is consummated):
•termination of any award, whether vested or not, in exchange for an amount of cash and/or other property equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s vested rights under the award, or without payment if the Committee or board determines that no amount is realizable under the award as of the time of the transaction;
•replacement of any award with other rights or property selected by the Committee or the board, in its sole discretion;
•the assumption of any award by the successor or survivor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity with appropriate adjustments as to the number and kind of shares and prices;
•require that any award shall become exercisable or payable or fully vested, notwithstanding anything to the contrary in the applicable award agreement; or
•require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.
Federal Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.
Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO, if the disposition occurs before the applicable ISO holding periods set forth in the Internal Revenue Code have been satisfied.
Restricted Stock. Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). If the award permits dividends or their equivalents to accrue while the restricted stock is subject to a substantial risk of forfeiture, such amount will be paid if and when the underlying stock vests and will also be taxed as ordinary income. We generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

RSUs and Other Stock-Based Awards. Recipients of grants of RSUs (including PSUs) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. If the award permits dividend equivalent amounts to accrue while the RSU is subject to a substantial risk of forfeiture, such dividend equivalent amounts will be paid if and when the underlying stock unit vests and will also be taxed as ordinary income. Cash or shares to be received pursuant to any other stock-based award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Limitations On Company’s Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Stock Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. Annual compensation paid to a covered executive (including compensation paid under the Stock Plan) in excess of $1 million generally will not be deductible.
Special Rules for Executive Officers Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.
Section 409A of the Internal Revenue Code. The Compensation Committee administers and interprets the Stock Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.
Plan Benefits
The Committee, in its sole discretion, determines the number and types of awards that will be granted under the Stock Plan. Accordingly, it is not possible to determine the future benefits that will be received by eligible participants if Amendment No. 1 is approved by our shareholders.
The closing price of a share of our common stock as reported on the NYSE on February 27, 2023, was $18.38.
The following table provides information concerning all of our equity compensation plans as of December 31, 2022:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	3,160,743	[1]	$44.77	[1]	5,001,593	[2]
Equity compensation plans not approved by shareholders	77,716	[3]	—		—
Total	3,238,459		$45.81		5,001,593
(1)Includes awards granted under our Stock Plan and our previous stock incentive plans. The number of securities to be issued upon exercise of outstanding options, warrants and rights includes outstanding stock options of 1,732,092, RSU awards of 983,828 and 444,823 shares subject to outstanding PSU awards. The number of PSUs reflects the target amount for awards outstanding as of December 31, 2022. The actual number of shares issued under our PSU awards will range between 0% and 200% of the target amount based on our performance relative to the applicable performance goals as determined by the Committee following the end of the performance period. The PSU and RSU awards are not included in the weighted-average exercise price of outstanding options, warrants and rights because they require no consideration upon vesting.
(2)Includes 2,987,045 shares reserved for issuance under our Amended and Restated 2000 Employee Stock Purchase Plan and 2,014,548 shares available for issuance under our Stock Plan.
(3)Includes awards granted pursuant to an inducement award of shares registered in the Registration Statement on Form S-8 filed August 5, 2022. The number of securities to be issued upon vesting includes outstanding RSU awards of 61,062 and 16,654 shares subject to outstanding PSU awards. The number of PSUs reflects the target amount for awards outstanding as of December 31, 2022. The actual number of shares issued under our PSU awards will range between 0% and 200% of the target amount based on our performance relative to the applicable performance goals as determined by the Committee following the end of the performance period. The PSU and RSU awards are not included in the weighted-average exercise price of outstanding options, warrants and rights because they require no consideration upon vesting.

The board recommends that you vote FOR the approval of Amendment No. 1 to the Deluxe Corporation 2022 Stock Incentive Plan.

ITEM 5: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2023.
Pursuant to the Audit Committee's charter, the board is submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, to the shareholders for ratification. Shareholder approval of this appointment is not required, but the board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.
The board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Audit Committee Report
The following is the report of the Audit Committee with respect to our audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which includes our consolidated balance sheets as of December 31, 2022 and 2021 and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2022, and the notes thereto. This report also addresses certain matters related to our independent registered public accounting firm. The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
The Audit Committee is currently comprised of the four undersigned directors, all of whom have been determined by the board to be independent under the rules of the SEC and the NYSE. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the committee’s charter is posted on our website at www.investors.deluxe.com/governance/governance-documents.
Financial Statements
As stated in its charter, the Audit Committee assists the board in monitoring the integrity of our financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and our compliance systems. In carrying out these responsibilities, the Audit Committee met with management periodically during the year to consider the adequacy of our internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, our independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.
The Audit Committee reviewed with management and the independent registered public accounting firm our 2022 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that we maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2022, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, our financial condition and results of operations.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. As part of its efforts to ensure the independence of our independent registered public accounting firm, the committee maintains a policy requiring the pre-approval by the committee of all services to be provided by the independent registered public accounting firm and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.
Based on the review and discussions referred to above, the committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2001. In determining whether to reappoint our independent registered public accounting firm, our Audit Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit Committee is involved in the selection of our audit partners pursuant to this rotation policy, including meetings between the Chair of the Audit Committee and candidates for that role, as well as discussion by the committee and with management.
MEMBERS OF THE AUDIT COMMITTEE
John L. Stauch, Chair
William C. Cobb
Don J. McGrath
Telisa L. Yancy
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP during the years ended December 31, 2022 and 2021 were as follows:

Fees	2022 ($)	2021 ($)
Audit Fees[1]	3,460,145	4,510,820
Audit-Related Fees[2]	—	312,390
Tax Fees[3]	120,848	275,607
All Other Fees[4]	110,000	120,000
Total Fees	3,690,993	5,218,817
(1)Audit Fees billed for the years ended December 31, 2022 and 2021 were for professional services rendered for audits of the annual consolidated financial statements and our internal controls over financial reporting, reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC, consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit, comfort letters, consents, and assistance with and review of documents filed with the SEC. The fees also included professional services for audits of the separate financial statements of our subsidiaries.
(2)The Audit-Related Fees in 2021 related to controls assessments and recommending services in connection with new systems being implemented.
(3)Tax Fees in 2022 and 2021 consisted of fees for tax compliance and tax consulting professional services related to foreign, domestic and acquisition-related tax matters.
(4)All Other Fees in 2022 and 2021 consisted of fees for advice and recommendations for our retirement plans and license fees for the use of technical accounting research tools. Fees for 2021 also included assistance with program governance assessment related to new system implementations.
The Audit Committee pre-approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services
In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm and by one of the following employees: CFO, Corporate Controller or Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC's rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on our website at www.investors.deluxe.com/governance/governance-documents. A copy of the Policy is available to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
2024 SHAREHOLDER PROPOSALS
Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2024 must be received by our Corporate Secretary at 801 Marquette Avenue South, Minneapolis, Minnesota 55402 no later than the close of business on November 14, 2023. Proposals received by that date will be included in our 2024 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.
In accordance with the notice provisions contained in our bylaws, a shareholder may present a proposal at the 2024 annual meeting of shareholders that is not included in our Proxy Statement if proper written notice is given to our President and CEO or Corporate Secretary at our principal executive offices no later than the close of business on January 27, 2024. The notice must contain the information required by our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022. You may obtain a copy of the bylaws by writing to our Corporate Secretary.
OTHER BUSINESS
The board does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of our company and our shareholders. The proxies solicited by us will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the board did not have knowledge a reasonable time before we printed and mailed these proxy materials.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
Shareholders who wish to obtain a copy of our 2022 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2022, may do so without charge by viewing these documents on our website at www.investors.deluxe.com/financials/sec-filings or by writing to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
                            BY ORDER OF THE BOARD OF DIRECTORS

                            Jeffrey L. Cotter
                            Chief Administrative Officer, Senior Vice President
                            and General Counsel

ANNEX A
We believe these financial measures are useful in evaluating our operating performance, as they exclude the impact of certain items that we believe may not be indicative of future operating performance. It is reasonable to expect that one or more of the excluded items will occur in future periods, but the amounts recognized may vary significantly. These non-GAAP measures should be considered supplements to, and not substitutes for, the most directly comparable GAAP financial measure. Thus, they are not intended as an alternative to results reported in accordance with GAAP.
Non-GAAP Reconciliations
(in millions, except per share amounts)

AIP Incentive Program
Revenue Reconciliation
Reported Revenue
Payments	$679
Cloud Solutions	267
Promotional Solutions	563
Checks	729
Total Reported Revenue	2,238
Adjustments:
Less: Pass-through price increases	(25)
Plus: In-year divested revenue	39
Enterprise Adjusted Revenue	$2,252

Reconciliation of Adjusted EBITDA
Net Income	$66
Interest expense	94
Income tax provision	19
Depreciation and amortization expense	172
EBITDA	351
Adjustments:
Gain on sale of business and facility	(19)
Restructuring, integration and other costs	63
Share-based compensation expense	24
Acquisition transaction costs	—
Certain legal-related benefit	(1)
Total Reported Adjusted EBITDA	418
AIP cash payout	40
Plus: In-year divested EBITDA	6
Subtotal adjustments	46
Enterprise Adjusted EBITDA	$397

Reconciliation of Cumulative EPS
Adjusted Diluted EPS (2021 and 2022)	$8.97
Cumulative impact of holding share count, taxes, and currency constant	0.56
Impact of extraordinary and unplanned increase in interest rates	0.38
Cumulative impact of divestitures and acquisitions	0.40
Cumulative Adjusted EPS	$10.31

Reconciliation of Adjusted EBITDA Margin
Reported Adjusted EBITDA	$418
Divided by: Total Reported Revenue	2,238
Adjusted EBITDA Margin	18.7%

ANNEX B

AMENDMENT NO. 1 TO
DELUXE CORPORATION
2022 STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 1 (“Amendment”) to the Deluxe Corporation 2022 Stock Incentive Plan (the “Plan”) is made as of the 16th day of February, 2023, by Deluxe Corporation, a Minnesota corporation (the “Company”), to be effective as set forth herein.

WHEREAS, the Company previously established the Plan;

WHEREAS, the Company desires to amend the Plan to increase the aggregate number of shares of Company Common Stock available for issuance thereunder;

WHEREAS, unless otherwise noted, any capitalized term used herein shall have the meaning ascribed to it in the Plan;

NOW, THEREFORE, the Plan is hereby amended, as follows:

Section 4(a) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

Section 4. Shares Available for Awards

a.Shares Available.

i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 2,450,000 (which represents the 1,500,000 shares originally authorized under the Plan plus an additional 950,000 shares), plus
ii.any Shares subject to any outstanding award under the Prior Plans that, after April 27, 2022, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.
iii.On and after shareholder approval of this Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below.
This Amendment is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The 950,000 additional shares of Company Common Stock available for issuance may not be issued pursuant to the Plan unless and until this Amendment is approved by the shareholders within twelve (12) months after the date first written above. Except as hereby modified, the Plan shall remain in full force and effect.

ANNEX C

DELUXE CORPORATION
2022 STOCK INCENTIVE PLAN
Section 1.    Purpose
The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting management personnel capable of assuring the future success of the Company, by offering such personnel incentives to put forth maximum efforts for the success of the Company’s business, and by affording such personnel an opportunity to acquire a proprietary interest in the Company.
Section 2.    Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
a.“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
b.“Approved Retirement” shall mean any voluntary termination of employment that occurs on or after the date on which the sum of the Participant’s age and years of employment with the Company and/or its Affiliates equals at least seventy-five (75) and that is approved by the Committee.
c.“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock‑Based Award granted under the Plan.
d.“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b).
e.“Board” shall mean the Board of Directors of the Company.
f.“Change of Control” shall occur with respect to a given Award if the conditions set forth in any one of the following paragraphs are satisfied:
i.any person becomes the beneficial owner (defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates or in connection with a transaction described in paragraph (iii) below; or
ii.the individuals who at the grant date of an Award constitute the Board and any new Director (other than a Director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of a majority of the Directors then still in office who either were Directors at the Award grant date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or
iii.the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation or (B) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of the Company’s voting securities.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section 2(e), the term “person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Exchange Act, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company substantially the same proportions as their ownership of the Shares.
g.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
h.“Committee” shall mean the Compensation Committee, a standing committee of the Board, or such other committee as may be designated by the Board to administer the Plan; provided that if any committee other than the Compensation Committee is designated such committee shall have at least two members, and shall consist exclusively of members of the board of directors who are “independent” as defined by the rules of the New York Stock Exchange and “non‑employee directors” within the meaning of Rule 16b‑3.
i.“Company” shall mean Deluxe Corporation, a Minnesota corporation, and any successor corporation.
j.“Director” shall mean a member of the Board.
k.“Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.
l.“Eligible Person” shall mean any employee, officer, non‑employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any person to whom an offer of employment or engagement with the Company or any Affiliate is extended. An Eligible Person must be a natural person.
m.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
n.“Fair Market Value” of a Share shall be equal to the closing price of one Share on the New York Stock Exchange (“NYSE”) on the relevant date as reported by The Wall Street Journal (or, if such publication is no longer available, such other authoritative source as may be designated by the Committee); provided that if, on such date, the NYSE is not open for business or there are no Shares traded on such date, the Fair Market Value of a Share shall be equal to the closing price of one Share on the first day preceding such date on which the NYSE is open for business and has reported trades in the Shares. With respect to any property other than Shares (including, without limitation, any other securities), the Fair Market Value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
o. “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
p.“Non‑Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

q.“Option” shall mean an Incentive Stock Option or a Non‑Qualified Stock Option to purchase shares of the Company.
r.“Other Stock‑Based Award” shall mean any right granted under Section 6(e) of the Plan.
s.“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
t.“Plan” shall mean the Deluxe Corporation 2022 Stock Incentive Plan, as amended from time to time.
u.“Prior Plans” shall mean the Deluxe Corporation 2020 Long‑Term Incentive Plan, 2017 Long‑Term Incentive Plan and any predecessor plans to such plan, as amended from time to time.
v.“Replacement Equity Securities” shall mean equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations.
w.“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
x.“Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
y.“Rule 16b‑3” shall mean Rule 16b‑3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.
z.“Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
aa.“Securities Act” shall mean the Securities Act of 1933, as amended.
bb. “Share” or Shares” shall mean shares of common stock, $1.00 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.
cc. “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.
dd. “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
Section 3.    Administration
a.Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:
i.designate Participants;
ii.determine the type or types of Awards to be granted to each Participant under the Plan;
iii.determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award;
iv.determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award;
v.amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7;
vi.accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations of Sections 6 and 7;

vii.determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (but excluding promissory notes), or canceled, forfeited or suspended;
viii.determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A;
ix.interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;
x.establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
xi.make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and
xii.adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non‑U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non‑United States jurisdictions.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.
b.Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with applicable exchange rules or applicable law.
c.Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b‑3; and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.
d.Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4.    Shares Available for Awards
a.Shares Available.
i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 1,500,000, plus
ii.any Shares subject to any outstanding award under the Prior Plans that, after April 27, 2022, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.
iii.On and after shareholder approval of this Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below.
b.Counting Shares. Except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. The number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by the Award, regardless of the type of Award.
i.Shares Added Back to Reserve. Subject to the limitations in Section 4(b)(ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.
ii.Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in Section 4(b)(i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Award; (C) Shares covered by a stock‑settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.
iii.Cash‑Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.
iv.Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.
c.Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.
d.Award Limitations Under the Plan.
i.Annual Limitations for Awards Granted to Eligible Employees Other Than Non‑Employee Directors. No Eligible Person who is an employee, officer, consultant, independent contractor or advisor may be granted any Award or Awards for more than 500,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.
ii.Annual Limitation for Awards Granted to Non‑Employee Directors. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non‑employee Director during any calendar year shall not exceed $500,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non‑employee Director receiving such additional compensation may not participate in the decision to award such compensation.
Section 5.    Eligibility
Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full‑time or part‑time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.
Section 6.    Awards
a.Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
i.Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.
ii.Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than ten (10) years from the date of grant.
iii.Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a

Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.
A.Promissory Notes. For avoidance of doubt, the Committee may not accept a promissory note as consideration.
B.Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.
iv.    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:
A.To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).
B.All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.
C.Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.
D.The purchase price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.
E.Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.
b.Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market

Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
c.Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
i.Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee’s general authority under Section 3(a), vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service‑based and performance‑based conditions (subject to the minimum requirements in Section 6). Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).
ii.Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book‑entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book‑entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.
d.Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying any other Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.
e.Other Stock‑Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option‑like exercise feature.
f.General.
i.Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
ii.Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award to family members if such transfer is for no value and in accordance with the rules of Form S‑8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.
iii.Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
iv.Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re‑pricing of any previously granted “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock‑Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.
v.Minimum Vesting. Except as provided below, no Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one (1) year following the date of grant (or, in the case of vesting based upon performance based objectives, exercise and vesting restrictions cannot lapse earlier than the one (1) year anniversary measured from the commencement of the period over which performance is evaluated) provided, however, that the Award Agreement may provide for acceleration or waiver of the minimum restrictions upon a Change of Control solely in accordance with paragraph (vi) below or upon the Participant’s death or disability. Notwithstanding the foregoing, the following Awards that do not comply with the one (1) year minimum exercise and vesting requirements may be issued:

A.substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries;
B.shares delivered in lieu of fully vested cash Awards or any cash incentive compensation earned by a Participant, provided that the performance period for such incentive compensation was at least one fiscal year;
C.Awards issued to non-employee Directors that provide for a right of exercise or lapse of any vesting obligations no earlier than the next annual shareholder meeting date following the grant date, so long as the next annual shareholder meeting date is at least fifty (50) weeks after the immediately preceding annual meeting date; and
D.any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Section 4 of the Plan apply.
Nothing in this Section 6 shall limit the authority of the Committee to amend or modify any Award to accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award except where expressly limited in Section 6(f)(vi)
vi. Limits on Acceleration or Waiver of Restrictions. Neither the Committee in its discretion nor an Award Agreement by operation of its terms may accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a corporate transaction described in Section 7(b), except:
A.to the extent that the definitive agreement among the parties to a Change of Control contemplates that the acquiring or surviving entity will not assume the Awards and replace the Shares issuable thereunder with Replacement Equity Securities, any Awards then outstanding shall vest and be paid upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) the Change of Control. In the case of a performance-based Award, the payout shall be calculated assuming target level performance has been achieved. ;
B.to the extent that the definitive agreement among the parties to a Change of Control contemplates that the acquiring or surviving entity will assume the Awards and replace the Shares issuable thereunder with Replacement Equity Securities, then no Awards shall vest solely on account of the consummation of the Change of Control, but shall vest on account of any one of the following events that occurs to the Participant upon or following the Change of Control: (1) death; (2) disability; (3) termination without cause within a period following the Change of Control specified in the Award Agreement not to exceed 24 months; (4) resignation for good reason within a period following the Change of Control specified in the Award Agreement not to exceed 24 months; or (5) Approved Retirement (and in the case of a performance-based Award, the payout under (1) through (5) shall be calculated assuming target level performance has been achieved).
vii. Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change of control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change of control event, disability or separation from service meet the definition of a change of control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise.
Section 7.    Amendment and Termination; Corrections
a.Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of stockholders of the Company in order to:
i.amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;
ii.subject to the limitations in Section 6, amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;
iii.make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such laws, rules, regulations and policies shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof); or
iv.amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.
For greater certainty and except as provided in Section 4(c), prior approval of the stockholders of the Company shall be required for any amendment to the Plan or an Award that would:
I.require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;
II.increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;
III.permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6 of the Plan;
IV.permit the award of Options or Stock Appreciation Rights at a price less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;

V.increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b); or
VI.increase the number of shares subject to the annual limitations contained in Section 4(d) of the Plan.
b.Corporate Transactions. Nothing in this Section 7(b) is intended to override any limitation on the Committee, the Board or any Award terms under Section 6. In the event of any reorganization, merger, consolidation, split‑up, spin‑off, combination, plan of arrangement, take‑over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion but expressly subject to the limitations in Section 6 (e.g., limitations on re‑pricing in Section 6(f)(iv) and limitations on acceleration of vesting and waiver of related restrictions in Section 6(f)(vi)), provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:
i.either (A) termination of any Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;
ii.that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or
iii.that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.
c.Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
Section 8.    Income Tax Withholding
In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, for avoidance of doubt, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment); (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) by any other means set forth in the applicable Award Agreement.

Section 9.    General Provisions
a.No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
b.Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
c.Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.
d.No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.
e.No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
f.No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or the right to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or remove a Director who is a Participant, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee or Director of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee or Director might otherwise have enjoyed but for termination of employment or directorship, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
g.Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
h.Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

i.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
j.Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.
k.No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
l.Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.    Clawback or Recoupment
All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to any Company clawback or recoupment policy, as amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee.
Section 11.    Effective Date of the Plan
The Plan was adopted by the Board on February 17, 2022. The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on April 27, 2022, and the Plan shall be effective as of the date of such shareholder approval. On and after shareholder approval of the Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
Section 12.    Term of the Plan
No Award shall be granted under the Plan, and the Plan shall terminate on March 31, 2032 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

DELUXE CORPORATION
801 MARQUETTE AVENUE SOUTH
MINNEAPOLIS, MN 55402

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D98367-P86449

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELUXE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) William C. Cobb
02) Paul R. Garcia
03) C.E. Mayberry McKissack
04) Barry C. McCarthy
05) Don J. McGrath
06) Thomas J. Reddin
07) Martyn R. Redgrave
08) John L. Stauch
09) Telisa L. Yancy

The Board of Directors recommends you vote FOR proposals 2, 4 and 5, and ONE YEAR for proposal 3:

	For	Against	Abstain
2. Advisory vote (non-binding) on compensation of our Named Executive Officers	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote (non-binding) on the frequency of future advisory votes on compensation of our Named Executive Officers	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D98368-P86449

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Barry C. McCarthy and Jeffrey L. Cotter as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on February 27, 2023, at the annual meeting of shareholders to be held on April 26, 2023, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees, and "FOR" the proposals set forth in Items 2, 4 and 5, and ONE YEAR for the proposal set forth in Item 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side